AMENDED AND RESTATED
CREDIT AGREEMENT

dated as of

November 24, 2010

among

RADIO ONE, INC.,
as Borrower

The Lenders Party Hereto

and

WELLS FARGO BANK, N.A.,
as successor by merger to WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent

$20,000,000 Tranche A Revolving Credit Facility
$5,100,000 Tranche B Revolving Credit Facility
$13,700,000 Tranche C Revolving Credit Facility
$27,627,862.69 Tranche A Term Loan Facility
$323,000,000 Tranche B Term Loan Facility

TABLE OF CONTENTS
 Page
ARTICLE I	Definitions	2

SECTION 1.01.	Defined Terms	2

SECTION 1.02.	Classification of Loans and Borrowings	31

SECTION 1.03.	Terms Generally	31

SECTION 1.04.	Accounting Terms; GAAP	31

ARTICLE II	The Credits	32

SECTION 2.01.	Commitments	32

SECTION 2.02.	Loans and Borrowings	32

SECTION 2.03.	Requests for Borrowings	33

SECTION 2.04.	Maturity and Amortization of Aggregate Term Loans	34

SECTION 2.05.	Letters of Credit	35

SECTION 2.06.	[Intentionally Omitted]	39

SECTION 2.07.	Funding of Borrowings	39

SECTION 2.08.	Interest Elections	40

SECTION 2.09.	Termination and Reduction of Revolving Commitments	41

SECTION 2.10.	Repayment of Loans; Evidence of Debt	42

SECTION 2.11.	Prepayment of Loans	43

SECTION 2.12.	Fees	45

SECTION 2.13.	Interest	46

SECTION 2.14.	Alternate Rate of Interest	47

SECTION 2.15.	Increased Costs	47

SECTION 2.16.	Break Funding Payments	49

SECTION 2.17.	Taxes	49

SECTION 2.18.	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	51

SECTION 2.19.	Mitigation Obligations; Replacement of Lenders	53

ARTICLE III	Representations and Warranties	54

SECTION 3.01.	Organization; Powers	54

SECTION 3.02.	Authorization; Enforceability	54

SECTION 3.03.	Governmental Approvals; No Conflicts	54

SECTION 3.04.	Financial Condition; No Material Adverse Change	55

SECTION 3.05.	Properties	55

SECTION 3.06.	Litigation and Environmental Matters	55

SECTION 3.07.	Compliance with Laws and Agreements	56

SECTION 3.08.	Investment and Holding Company Status	56

SECTION 3.09.	Taxes	56

SECTION 3.10.	ERISA	56

SECTION 3.11.	Disclosure	56

SECTION 3.12.	Ownership of Stations	57

SECTION 3.13.	Possession of Necessary Authorizations	57

SECTION 3.14.	Copyright, Patent and Trademark Matters	57

SECTION 3.15.	License Subsidiaries	58

SECTION 3.16.	Subsidiaries	58

SECTION 3.17.	Use of Proceeds	58

SECTION 3.18.	Security Documents	59

SECTION 3.19.	Solvency	59

SECTION 3.20.	Insurance	59

ARTICLE IV	Conditions	60

SECTION 4.01.	Restatement Effective Date	60

SECTION 4.02.	Each Credit Event	60

SECTION 4.03.	Additional Conditions Precedent to Tranche C Revolving Loan	61

ARTICLE V	Affirmative Covenants	62

SECTION 5.01.	Financial Statements and Other Information	62

SECTION 5.02.	Notices of Material Events	65

SECTION 5.03.	Existence; Conduct of Business	66

SECTION 5.04.	Payment of Obligations	66

SECTION 5.05.	Maintenance of Properties; Insurance	66

SECTION 5.06.	Books and Records; Inspection Rights	66

SECTION 5.07.	Compliance with Laws	66

SECTION 5.08.	Use of Proceeds and Letters of Credit	67

SECTION 5.09.	Collateral	67

SECTION 5.10.	Further Assurances	69

SECTION 5.11.	Hedging Obligation	69

SECTION 5.12.	Lender Update Calls	69

SECTION 5.13.	Payment Practices	69

ARTICLE VI	Negative Covenants	70

SECTION 6.01.	Financial Condition Covenants	70

SECTION 6.02.	Limitation on Indebtedness	72

SECTION 6.03.	Limitation on Liens	73

SECTION 6.04.	Limitation on Fundamental Changes	74

SECTION 6.05.	Limitation on Sale of Assets	75

SECTION 6.06.	Limitation on Restricted Payments; Other Payment Limitations	76

SECTION 6.07.	Limitation on Acquisitions	76

SECTION 6.08.	Limitation on Investments	77

SECTION 6.09.	Limitation on Transactions with Affiliates	77

SECTION 6.10.	Limitation on Restrictions on Restricted Subsidiary Distributions	78

SECTION 6.11.	Limitation on Lines of Business	79

SECTION 6.12.	Limitation on Sale or Issuance of Equity Interests	79

SECTION 6.13.	Limitation on Material Agreements	79

SECTION 6.14.	Certain Intercompany Matters	80

SECTION 6.15.	Reach Media Holdco	80

SECTION 6.16.	Repurchase of 2001 Senior Subordinated Notes	80

SECTION 6.17.	Account Control Agreements	80

ARTICLE VII	Events of Default	80

SECTION 7.01.	Defaults	80

SECTION 7.02.	Application of Funds	83

ARTICLE VIII	The Administrative Agent	84

SECTION 8.01.	Appointment	84

SECTION 8.02.	Administrative Agent as a Lender	84

SECTION 8.03.	Exculpatory Provision	84

SECTION 8.04.	Reliance by Administrative Agent	85

SECTION 8.05.	Delegation of Duties	86

SECTION 8.06.	Successor Administrative Agent	86

SECTION 8.07.	Non-Reliance by Lenders	87

SECTION 8.08.	Indemnification	87

SECTION 8.09.	Authorization to Release Guarantees and Liens	87

SECTION 8.10.	No Other Duties, etc	88

ARTICLE IX	Miscellaneous	88

SECTION 9.01.	Notices	88

SECTION 9.02.	Waivers; Amendments	89

SECTION 9.03.	Expenses; Indemnity; Damage Waiver	90

SECTION 9.04.	Successors and Assigns	91

SECTION 9.05.	Survival	94

SECTION 9.06.	Counterparts; Integration; Effectiveness	95

SECTION 9.07.	Severability	95

SECTION 9.08.	Right of Setoff	95

SECTION 9.09.	Governing Law; Jurisdiction; Consent to Service of Process96

SECTION 9.10.	WAIVER OF JURY TRIAL	96

SECTION 9.11.	Headings	97

SECTION 9.12.	Confidentiality	97

SECTION 9.13.	Interest Rate Limitation	97

SECTION 9.14.	USA PATRIOT ACT	98

SCHEDULES:

Schedule 1.01 – Existing Letters of Credit
Schedule 2.01 – Commitments
Schedule 2.09 – Tranche B Prepayment/Commitment Reduction
Schedule 3.06 – Disclosed Matters
Schedule 3.12 – Stations
Schedule 3.14 – Patents, Trademarks and Copyrights
Schedule 3.16 – Subsidiaries
Schedule 3.18 – UCC and Other Filings – Jurisdictions and Offices
Schedule 5.09 – Mortgages
Schedule 6.02 – Existing Indebtedness
Schedule 6.08 – Existing Investments
Schedule 6.09 – Existing Affiliate Transactions

EXHIBITS:

Exhibit A – Form of Assignment and Assumption
Exhibit B – Form of Operating Agreement
Exhibit C – Form of Compliance Certificate
Exhibit D – Form of Perfection Certificate
Exhibit E – Form of Borrowing Request
Exhibit F – Form of 13-week Cash Flow Projection
Exhibit G – Form of Average Weekly Availability Certificate

RADIO ONE, INC.

AMENDED AND RESTATED CREDIT AGREEMENT

$20,000,000 Tranche A Revolving Credit Facility
$5,100,000 Tranche B Revolving Credit Facility
$13,700,000 Tranche C Revolving Credit Facility
$27,627,862.69 Tranche A Term Loan Facility
$323,000,000 Tranche B Term Loan Facility

AMENDED AND RESTATED CREDIT AGREEMENT dated as of November 24, 2010, among RADIO ONE, INC., as Borrower, the LENDERS party hereto and WELLS FARGO BANK, N.A. (as successor by merger to WACHOVIA BANK, NATIONAL ASSOCIATION), as Administrative Agent.

INTRODUCTORY STATEMENT

Terms not otherwise defined above or in this Introductory Statement are defined in Article 1 hereof or as defined elsewhere herein.

On June 13, 2005, the Borrower, the Administrative Agent and the Lenders party thereto entered into a Credit Agreement which provided for a secured revolving credit facility and a secured term loan (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”).

As of the date hereof, immediately prior to the effectiveness of the Amendment and Restatement Agreement, the principal amount of the terms loans outstanding pursuant to the Existing Credit Agreement is $27,627,862.69 (the “Existing Term Loans”) and the principal amount of the revolving loans outstanding pursuant to the Existing Credit Agreement is $323,000,000.

Pursuant to the Amendment and Restatement Agreement, the Loan Parties, the Administrative Agent and the Required Lenders (as defined in the Existing Credit Agreement), have agreed to amend and restate the Existing Credit Agreement in its entirety to provide for, among other things, (i) the conversion of the Existing Term Loans to Tranche A Term Loans (as defined below), (ii) the conversion of $323,000,000 of the outstanding revolving loans pursuant to the Existing Credit Agreement (the “Existing Revolving Loans”) to Tranche B Term Loans (as defined below), (iii) the reduction of the existing revolving loan commitment to $38,800,000, (iv) permitting the exchange of the 2001 Senior Subordinated Notes and the 2005 Senior Subordinated Notes and (v) subdividing the remaining $38,800,000  Revolving Credit Commitments into three tranches, one in the amount of $20,000,000 to be used for general corporate purposes, a second in the amount of $13,700,000 to be available solely to fund the TV One Capital Call (as defined below) and the third in the amount of $5,100,000 to be available solely to repurchase a portion of the 2001 Senior Subordinated Notes.

Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

"2001 Senior Subordinated Debt Documents" means any and all agreements relating to the 2001 Senior Subordinated Indebtedness, including but not limited to the 2001 Senior Subordinated Notes, the 2001 Senior Subordinated Notes Indenture and the 2001 Senior Subordinated Guaranties.

"2001 Senior Subordinated Guaranties" means any and all guaranties of the 2001 Senior Subordinated Indebtedness.

"2001 Senior Subordinated Indebtedness" means the Indebtedness owed by the Loan Parties to the 2001 Senior Subordinated Note Holders in an original principal amount not to exceed $300,000,000 which bears interest and has a maturity as set forth in the 2001 Senior Subordinated Notes Indenture.

"2001 Senior Subordinated Note Holders" means the holders of the 2001 Senior Subordinated Notes.

"2001 Senior Subordinated Notes" means those certain 8 7/8% Senior Subordinated Notes due 2011, issued by the Borrower in the aggregate original principal amount of $300,000,000, pursuant to the 2001 Senior Subordinated Notes Indenture.

"2001 Senior Subordinated Notes Indenture" means that certain Indenture, dated as of May 18, 2001, among the Borrower, certain of the Restricted Subsidiaries and Wilmington Trust Company as successor trustee to The Bank of New York Mellon Trust Company, N.A. (as successor in interest to the United States Trust Company of New York), as trustee for the 2001 Senior Subordinated Note Holders, as amended from time to time in accordance with the terms hereof and thereof.

"2005 Senior Subordinated Debt Documents" means any and all agreements relating to the 2005 Senior Subordinated Indebtedness, including but not limited to the 2005 Senior Subordinated Notes, the 2005 Senior Subordinated Notes Indenture, and the 2005 Senior Subordinated Guaranties.

"2005 Senior Subordinated Guaranties" means any and all guaranties of the 2005 Senior Subordinated Indebtedness.

"2005 Senior Subordinated Indebtedness" means the Indebtedness owed by the Loan Parties to the 2005 Senior Subordinated Note Holders in an original principal amount of $200,000,000 which bears interest and has a maturity as set forth in the 2005 Senior Subordinated Notes Indenture.

"2005 Senior Subordinated Note Holders" means the holders of the 2005 Senior Subordinated Notes.

"2005 Senior Subordinated Notes" means those certain 6 3/8% Senior Subordinated Notes due February 2013, issued by the Borrower in the aggregate original principal amount of $200,000,000, pursuant to the 2005 Senior Subordinated Notes Indenture.

"2005 Senior Subordinated Notes Indenture" means that certain Indenture, dated as of February 10, 2005, among the Borrower, certain of the Restricted Subsidiaries and Wilmington Trust Company as successor trustee to The Bank of New York Mellon Trust Company, N.A. as trustee for the 2005 Senior Subordinated Note Holders, as amended from time to time in accordance with the terms hereof and thereof.

"ABR", when used in reference to any Loan or Borrowing (as described in Section 1.02), refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

"Acquisitions" has the meaning set forth in Section 6.07.

"Adjusted LIBO Rate" means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

"Administrative Agent" means Wells Fargo Bank, N.A., as successor by merger to Wachovia Bank, National Association, in its capacity as administrative agent for the Lenders hereunder.

"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

"Aggregate Term Loans" means collectively the Tranche A Term Loans and the Tranche B Term Loans.

"Alternate Base Rate" means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect for such day plus ½ of 1% and (c) the LIBO Rate for a one-month Interest Period on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or one-month LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or one-month LIBO Rate, respectively.

"Amended and Restated Certificate of Incorporation" means that certain Amended and Restated Certificate of Incorporation of Radio One, Inc. filed with the Secretary of State of Delaware on May 9, 2000, and certificates of designations and preferences of preferred stock of the Borrower adopted by the Board of Directors of the Borrower pursuant to that Amended and Restated Certificate of Incorporation, and as further amended or restated from time to time in accordance with the terms hereof and thereof.

“Amendment and Restatement Agreement” means that certain Amendment and Restatement Agreement, dated as of November 24, 2010, among the Loan Parties, the Administrative Agent and certain of the Lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.

"Applicable Percentage" means, (a) with respect to any Tranche A Revolving Lender, the percentage of the total Tranche A Revolving Commitments represented by such Lender's Tranche A Revolving Commitment, (b) with respect to any Tranche B Revolving Lender, the percentage of the total Tranche B Revolving Commitments represented by such Lender’s Tranche B Revolving Commitment, (c) with respect to any Tranche C Revolving Lender, the percentage of the total Tranche C Revolving Commitments represented by such Lender’s Tranche C Revolving Commitment, (d) with respect to any Tranche A Term Lender, the percentage of the total Tranche A Term Loans represented by such Lender’s Tranche A Term Loans and (e) with respect to any Tranche B Term Lender, the percentage of the total Tranche B Term Loans represented by such Lender's Tranche B Term Loans.  If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

"Applicable Rate" means, for any day, (i) one-half percent (0.50%) percent per annum with respect to the commitment fees payable hereunder, (ii) with respect to any LIBOR Loan, six and one-quarter percent (6.25%) per annum (the “Initial LIBOR Margin”); provided, that, for each “Testing Date” set forth below, if the Senior Leverage Ratio of the Borrower and its Restricted Subsidiaries exceeds the ratio set forth on such Testing Date, the Initial LIBOR Margin shall permanently increase by one-quarter percent (0.25%) per annum, such increases to be cumulative, and (iii) with respect to any ABR Loan, five and one-quarter percent (5.25%) per annum (the “Initial ABR Margin”); provided, that for each Testing Date set forth below, if the Senior Leverage Ratio of the Borrower and its Restricted Subsidiaries exceeds the ratio set forth on such Testing Date, the Initial ABR Margin shall permanently increase by one-quarter percent (0.25%) per annum, such increases to be cumulative.  For the avoidance of doubt, if the Borrower fails to meet each of the Senior Leverage Ratio thresholds set forth below, the Initial LIBOR Margin and the Initial ABR Margin shall increase by a total of one percent (1.00%) per annum.  For the purposes of the foregoing, any increase in the Applicable Rate resulting from a failure to meet the Senior Leverage Ratio thresholds set forth below shall become effective commencing on the second Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.01(d); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, during the interim period when such Compliance Certificate is overdue, the Applicable Rate shall increase by one-quarter percent (0.25%) per annum until two Business Days after the date such Compliance Certificate is actually delivered, and thereafter shall be determined in accordance with the provisions above.

Testing Date	Senior Leverage Ratio
June 30, 2011	4.00 to 1.00
September 30, 2011	4.00 to 1.00
December 31, 2011	3.50 to 1.00
March 31, 2012	3.50 to 1.00

"Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

"Authorizations" means all filings, recordings and registrations with, and all validations or exemptions, approvals, orders, authorizations, consents, Licenses, certificates and permits from, the FCC and other Governmental Authorities.

“Availability Compliance Certificate” has the meaning as set forth in Section 5.01(k).

“Average Weekly Availability” means the weekly average, beginning on the Thursday of each week and ending the following Wednesday, of the Daily Availability, calculated by dividing (i) the sum of the Daily Availability for each Business Day of such week by (ii) the total number of Business Days in such week.

“Average Weekly Cash Balance” means the weekly average, beginning on the Thursday of each week and ending the following Wednesday, of the Daily Cash Balances, calculated by dividing (i) the sum of the Daily Cash Balances for each Business Day of such week by (ii) the total number of Business Days in such week.

"Board" means the Board of Governors of the Federal Reserve System of the United States of America.

"Borrower" means Radio One, Inc., a Delaware corporation.

"Borrowing" means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect and (b) Term Loans of the same Type, made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in substantially the form attached hereto as Exhibit E.

"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City and Charlotte, North Carolina are authorized or required by Law to remain closed; provided that, when used in connection with a LIBOR Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

"Capital Expenditure" means with respect to any Person any liability incurred or expenditure made (net of any casualty insurance proceeds or condemnation awards used to replace fixed assets following a casualty event or condemnation with respect thereto) by such Person that, in conformity with GAAP, is required to be accounted for as a capital expenditure on the cash flow statements of such Person.  Unless otherwise specified, all references to "Capital Expenditures" shall refer to the Capital Expenditures of the Borrower and its Restricted Subsidiaries.

"Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.  Unless otherwise specified, all references to "Capital Lease Obligations" shall refer to the Capital Lease Obligations of the Borrower and its Restricted Subsidiaries.

"Cash Equivalents" means (a) United States dollars, (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of less than one year from the date of acquisition, (c) certificates of deposit and eurodollar time deposits with maturities of less than one year from the date of acquisition, bankers' acceptances with maturities of less than one year and overnight bank deposits, in each case with any Revolving Lender or with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Keefe Bank Watch Rating of "B" or better, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) immediately above, (e) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Services and in each case maturing within nine months after the date of acquisition and (f) interests in money market mutual funds which invest solely in assets in securities of the type described in clauses (a) through (e) immediately above.

"Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Laws as in effect on the date hereof) of Equity Interests in the Borrower representing more voting power than that held by the Hughes/Liggins Family collectively; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; (c) the acquisition of direct or indirect Control of the Borrower by any Person or group other than the Hughes/Liggins Family collectively; or (d) the Hughes/Liggins Family cease to be the beneficial owners, individually or collectively, of at least 35% of the voting power of the Equity Interests in the Borrower.

"Change in Law" means the occurrence, after the Restatement Effective Date, of any of the following:  (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of Law) by any Governmental Authority.

"Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche A Revolving Loans, Tranche B Revolving Loans, Tranche C Revolving Loans, Tranche A Term Loans or Tranche B Term Loans.

"Co-Documentation Agents" means, collectively, Credit Suisse, Merrill Lynch, Pierce Fenner & Smith Incorporated, and SunTrust Bank, in their capacity as co-documentation agents.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Collateral" has the meaning given to such term in Section 5.09(a).

“Commitment” means, as to any Lender on any date, the sum of the Revolving Commitments and Term Commitments of such Lender.

"Communications Act" means the Communications Act of 1934 and the rules and regulations and published policies thereunder.

"Compliance Certificate" means a certificate of a Financial Officer substantially in the form of Exhibit C attached hereto or in such other form acceptable to the Administrative Agent.

"Consolidated Interest Expense" means, with respect to any Person, without duplication, with respect to any period, the sum of (a) the interest expense and all capitalized interest of such Person for such period, on a consolidated basis, including, without limitation, (i) amortization of debt discount (but excluding original issue discount on the 2001 Senior Subordinated Notes), (ii) the net cost under interest rate contracts (including amortization of debt discount), (iii) the interest portion of any deferred payment obligation and (iv) accrued interest, plus (b) the interest component of any Capital Lease Obligation paid or accrued or scheduled to be paid or accrued by such Person during such period, plus (c) the aggregate amount of all fees, including but not limited to agency fees, letter of credit fees and commitment fees incurred by such Person during such period in respect of Indebtedness, determined on a consolidated basis in accordance with GAAP, but in no event to include the mark-to-market value for any Swap Agreements of such Person; provided, however, that any Acquisition and any Disposition, and any related incurrence or repayment of Indebtedness, which occurs during such period shall be deemed to have occurred on the first day of such period.  Unless otherwise specified, all references to "Consolidated Interest Expense" shall refer to the Consolidated Interest Expense of the Borrower and its Restricted Subsidiaries.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  "Controlling" and "Controlled" have meanings correlative thereto.

“Daily Availability” means as of 5:00 p.m. New York City time each day, the sum of (a) the Daily Cash Balance and (b) (i) the Tranche A Revolving Commitments minus (ii) the sum of (x) the unpaid principal balance of the Tranche A Revolving Loans and (y) the LC Exposure.

“Daily Cash Balance” means as of 5:00 p.m. New York City time each day, the aggregate unrestricted book balances of cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries.

"Debt Service" means, with respect to any Person, for the most recently completed four fiscal quarters for which financial statements are available, the sum of (a) Consolidated Interest Expense of such Person to the extent paid or payable in cash and (b) scheduled maturities of the principal amount of Indebtedness of such Person and, in the case of the Loans, the principal amount of Loans required to be prepaid pursuant to Section 2.11(b).  Unless otherwise specified, all references to "Debt Service" shall refer to the Debt Service of the Borrower and its Restricted Subsidiaries.

"Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

"Default Rate" means (a) when used with respect to Obligations other than fees related to Letters of Credit, an interest rate equal to (i) the Alternate Base Rate plus (ii) the maximum Applicable Rate which would be applicable to ABR Loans if all remaining step-ups were to occur plus (iii) 2% per annum; provided, however, that with respect to a LIBOR Loan, the Default Rate shall be an interest rate equal to the interest rate (including the maximum Applicable Rate which would be applicable to LIBOR Loans if all remaining step-ups were to occur) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to fees related to Letters of Credit, a rate equal to the otherwise applicable interest rate plus 2% per annum.

"Disclosed Matters" means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

"Disposition" has the meaning set forth in Section 6.05.

"Disqualified Stock" means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part.

"dollars" or "$" refers to lawful money of the United States of America.

"EBITDA" of a specified Person means, for any period, the consolidated net income of such specified Person and its Restricted Subsidiaries for such period:

(a) plus (without duplication and to the extent involved in computing such consolidated net income) (i) Consolidated Interest Expense, (ii) provision for taxes on income or profits, (iii) depreciation, amortization and other non-cash items (including non-cash employee and officer equity compensation expenses, and amortization of goodwill and other intangibles and barter expenses) and (iv) up to $20,000,000 representing fees, charges and expenses related to the Amendment and Restatement Agreement and/or the exchange, repurchase and refinancing of the 2001 Senior Subordinated Notes and the 2005 Senior Subordinated Notes, and

(b) minus (without duplication and to the extent involved in computing such consolidated net income) (i) any gains (or plus losses), together with any related provision for taxes on such gains (or losses), realized in connection with any sale of assets (including, without limitation, dispositions pursuant to Sale and Leaseback Transactions), (ii) any non-cash or extraordinary gains (or plus losses), together with any related provision for taxes on such extraordinary gains (or losses), (iii) the amount of any cash payments related to non-cash charges that were added back in determining EBITDA in any prior period and (iv) barter revenues, provided, however, that

(c) the net income of any other Person that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to such specified Person whose EBITDA is being determined or a Wholly Owned Restricted Subsidiary thereof;

(d) the net income of any other Person that is a Restricted Subsidiary (other than a Wholly Owned Restricted Subsidiary) or is an Unrestricted Subsidiary shall be included only to the extent of the amount of dividends or distributions paid in cash to such specified Person whose EBITDA is being determined or a Wholly Owned Restricted Subsidiary thereof;

(e) the net income (loss) of any other Person acquired after the Restatement Effective Date in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded (to the extent otherwise included); and

(f) all amounts of cash distributions or dividends received from Reach Media shall be included, but only to the extent such distributions or dividends do not exceed the Borrower’s proportionate share of Reach Media’s EBITDA, which proportionate share is calculated based on the Borrower’s actual ownership percentage of Reach Media at the time of such dividends or distributions.

All of the foregoing will be determined in accordance with GAAP.  In addition, for purposes of calculating the Total Leverage Ratio, the Senior Leverage Ratio and Fixed Charge Coverage Ratio, with respect to Acquisitions not owned at all times during the period involved in determining the EBITDA for the Total Leverage Ratio, the Senior Leverage Ratio and Fixed Charge Coverage Ratio, there shall be (i) included the EBITDA of any Acquisitions acquired by the Borrower or any Restricted Subsidiary during the period involved in such determination and (ii) excluded the EBITDA of any Dispositions by the Borrower or any Restricted Subsidiary during the period involved in such determination, assuming in each such case that such Acquisitions or Dispositions were acquired or disposed of, as the case may be, on the first day of such period.  Unless otherwise specified, all references to "EBITDA" shall refer to the EBITDA of the Borrower and the other Restricted Subsidiaries.

"Eligible Assignee" means (a) with respect to any assignment of a Revolving Commitment, either (i) a Revolving Lender, (ii) an Affiliate of a Revolving Lender, (iii) a Revolving Lender Approved Fund, and (iv) any other Person (other than a natural person) which has been consented to in writing by the Administrative Agent and the Issuing Bank, such consent not to be unreasonably withheld or delayed, and (b) with respect to any assignment of any portion of the Aggregate Term Loans, either (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, and (iv) any other Person (other than a natural person) which has been consented to in writing by the Administrative Agent, such consent not to be unreasonably withheld or delayed; provided that, notwithstanding the foregoing, "Eligible Assignee" shall not include (x) the Borrower or any of the Borrower's Affiliates, Subsidiaries or TV One or (y) any Person who is reasonably determined by the Borrower to be a direct competitor of the Borrower or any of the Borrower’s Affiliates, Subsidiaries or TV One and identified as such by written notice, from time to time, to the Administrative Agent.

"Environmental Laws" means all Laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to the effect of the environment on human health.

"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

"ERISA Event" means, with respect to the Borrower or any Subsidiary, (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d)of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Note Holders” means the holders of the Exchange Notes.

“Exchange Notes” means those certain 12.5%/15.0% Senior Subordinated Notes due 2016, issued by the Borrower in connection with the Note Exchange in the aggregate original principal amount of up to $291,510,000.00, together with any additional such notes issued with respect to interest on the Exchange Notes, in accordance with terms of the Exchange Notes Indenture.

“Exchange Notes Documentation” means any and all agreements relating to the Exchange Notes Subordinated Indebtedness, including but not limited to the Exchange Notes, the Exchange Notes Indenture and the Exchange Notes Guaranties.

“Exchange Notes Guaranties” means any and all guaranties of the Exchange Notes Subordinated Indebtedness.

“Exchange Notes Indenture” means that certain Indenture, dated as of November 24, 2010, among the Borrower, the Restricted Subsidiaries and Wilmington Trust Company, as trustee for the Exchange Note Holders, as amended from time to time in accordance with the terms hereof and thereof.

“Exchange Notes Subordinated Indebtedness” means the Indebtedness owed by the Loan Parties to the Exchange Note Holders in an original principal amount of up to $291,510,000.00 which bears interest and has a maturity as set forth in the Exchange Notes Indenture and together with any Indebtedness pursuant to additional notes issued with respect to interest on the Exchange Notes.

"Excluded Assets" means

(a)             any lease, contract or property right to which any Loan Party is a party, if and only for so long as the grant of a security interest shall constitute or result in a breach, termination or default under any such lease, contract or property right (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or any other applicable Law or principles of equity), but in each case

(i)            only to the extent each such Loan Party is contractually prohibited from creating a Lien on the Restatement Effective Date or the date such lease, contract or property right was acquired (so long as such prohibition was not negotiated in anticipation of such acquisition), and

(ii)            provided that any security interest securing Obligations owing to Lenders shall attach immediately to any portion of such lease, contract or property right without further action of the Lenders at any time or from time to time, so long as such security interest does not result, or would no longer result, in any of the consequences specified above;

(b)             any License to which any Loan Party is a party, grantee or beneficiary, if and only for so long as either (x) each such Loan Party is prohibited from granting a security interest therein under applicable provisions of the Communications Act, or (y) the grant of a security interest shall constitute or result in a breach, termination or default under any such License (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or any other applicable Law or principles of equity), provided that this definition of "Excluded Assets" shall not include:

(i)            any rights and remedies incident or appurtenant to any such Licenses or any rights to receive any or all proceeds derived from, or in connection with, any Disposition of all or any portion of any such Licenses or any Station, and

(ii)            any security interests securing Obligations owing to Lenders shall attach immediately to any portion of such Licenses without further action of the Lenders at any time or from time to time, so long as such attachment does not result, or would no longer result, in any of the consequences specified above;

(c)             any “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) or 1(d) of the Lanham Act has been filed and accepted, to the extent that, and solely during the period for which, any assignment of or grant of a security interest in such “intent to use” application prior to such filing and acceptance would violate the Lanham Act or cause any abandonment or invalidation of such registration; and

(d)             all Excluded Ownership Interests.

"Excluded Ownership Interests" means (a) all Equity Interests in any Subsidiary of an Unrestricted Subsidiary and (b) minority Equity Interests in Persons that are not Subsidiaries of the Borrower or any of its Restricted Subsidiaries but only to the extent such Person is contractually prohibited from creating a Lien in such minority Equity Interests, so long as the Borrower (1) does not encourage the creation of any such contractual prohibitions and (2) requests no such contractual prohibitions be instituted (other than in each of (1) and (2) preceding, those contractual prohibitions in existence on the Restatement Effective Date).

"Excluded Taxes" means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated) and franchise taxes imposed on it (in lieu of net income taxes), by the United States of America (or any political subdivision thereof) or by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure or inability (other than as a result of a Change in Law) to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

“Existing Credit Agreement” has the meaning set forth in the Introductory Statement.

“Existing Letters of Credit” means each letter of credit issued under the Existing Credit Agreement that is outstanding immediately prior to the Restatement Effective Date as set forth on Schedule 1.01 and each renewal of such letter of credit, each of which shall be deemed, on and after the Restatement Effective Date, to have been issued hereunder.

“Existing Revolving Loans” has the meaning as set forth in the Introductory Statement.

“Existing Term Loans” has the meaning as set forth in the Introductory Statement.

"Fair Market Value" means with respect to any asset or property, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.  All determinations in the covenants of Fair Market Value shall be made by the Board of Directors of the Borrower and shall be evidenced by a resolution of such Board set forth in a certificate of the President, a Vice President or a Financial Officer delivered to the Administrative Agent, upon which the Administrative Agent may conclusively rely.

"FCC" means the Federal Communications Commission (or any successor agency, commission, bureau, department or other political subdivision of the United States of America).

"FCC License" means any radio broadcast service, community antenna relay service, broadcast auxiliary license, earth station registration, business radio, microwave or special safety radio service license issued by the FCC pursuant to the Communications Act.

"Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

"Fee Letters" means those certain letter agreements between the Borrower and the Administrative Agent and the Borrower and the Syndication Agent, and any other fee letters entered into among the Borrower and the Administrative Agent, the Syndication Agent and the Co-Documentation Agents from time to time.

"Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fixed Charge Coverage Ratio” means, with respect to the Borrower and its Restricted Subsidiaries as of the date of determination thereof, the ratio of (i) EBITDA of the Borrower and its Restricted Subsidiaries for the most recently completed four fiscal quarters for which financial statements are available to (ii) Fixed Charges for such period.

"Fixed Charges" means, with respect to any Person, for any period, the sum of (a) Debt Service of such Person for such period, plus (b) cash taxes paid by such Person for such period, plus (c) Capital Expenditures of such Person for such period, plus (d) cash Restricted Payments made during such period; provided, however, that any Acquisition and any Disposition, any related issuance of Equity Interests on which such cash Restricted Payments may be made, and any Indebtedness assumed by such Person in connection with any Acquisition, shall be deemed to have occurred on the first day of such period.  Unless otherwise specified, all references to "Fixed Charges" shall refer to the Fixed Charges of the Borrower and its Restricted Subsidiaries.  For purposes of determining the Fixed Charge Coverage Ratio under this Agreement, subject to adjustment as provided for events occurring following the Restatement Date, Fixed Charges for the fiscal quarter ended March 30, 2010 shall be deemed to be $16,500,000; Fixed Charges for the fiscal quarter ended June 30, 2010 shall be deemed to be $16,200,000; Fixed Charges for the fiscal quarter ended September 30, 2010 shall be deemed to be $16,500,000; and Fixed Charges for the fiscal quarter ended December 31, 2010 shall be deemed to be $14,800,000 plus cash taxes paid by the Borrower and its Restricted Subsidiaries for the fiscal quarter ended December 31, 2010, plus Capital Expenditures of the Borrower and its Restricted Subsidiaries for the fiscal quarter ended December 31, 2010.

"Foreign Lender" means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

"GAAP" means generally accepted accounting principles in the United States of America.

"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra–national bodies such as the European Union or the European Central Bank).

"Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.

"Guarantee and Collateral Agreement" means that certain Guarantee and Collateral Agreement dated as of June 13, 2005, executed, delivered, supplemented or amended by the Borrower and each other Loan Party as required pursuant to the terms hereof, as the same may be further amended, restated, supplemented or otherwise modified from time to time.

"Hazardous Materials"  means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

"Hughes" means Catherine L. Hughes.

"Hughes/Liggins Family" means (a) Hughes, (b) Liggins, (c) parents, siblings, spouse, lineal descendants and adoptive children of either Hughes or Liggins, (d) any trust established by Hughes or Liggins for the benefit of any of the individuals described in clauses (a) through (c), (e) Hughes's or Liggins's executor, administrator, heir, trustee or personal representative to whom the estate of Hughes or Liggins is transferred at death or (f) any family limited partnership established by Hughes or Liggins solely for estate planning purposes, the general and limited partners of which are limited to individuals described in clauses (a) through (c).

"Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable or non–cash barter arrangements incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, to the extent of the value of the property subject to such Lien, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of unpaid reimbursement obligations for and undrawn amounts available under letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances and (j) all obligations of such Person under any Swap Agreement.  For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or a limited liability company) in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor.

"Indemnified Taxes" means Taxes other than Excluded Taxes.

"Information Memorandum" means the Confidential Information Memorandum dated April [___], 2005 relating to the Borrower and the Transactions.

"Interest Election Request" means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

"Interest Payment Date" means the last day of each calendar month; provided, that if such day is not a Business Day, on the next succeeding Business Day.

"Interest Period" means with respect to any LIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a LIBOR Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

"Internal Control Event" means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower's internal controls over financial reporting, in each case as described in the Securities Laws.

"Internet Operations Subsidiary" means a direct or indirect Subsidiary of the Borrower that (i) conducts and operates its business primarily as an internet-related business (together with such business and activities as may be directly related thereto) and (ii) is either a Wholly Owned Subsidiary or a majority-owned Subsidiary as permitted in accordance with the terms of this Agreement.

"Investment" means, in any Person, any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of a Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Equity Interests, Indebtedness or other similar instruments issued by such Person.  For purposes of Section 6.08, any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Borrower.

"Issuing Bank" means Wells Fargo Bank. N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i).  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

"Law" means all applicable statutes, laws, ordinances, regulations, rules, guidelines, orders, writs, injunctions, or decrees of any Governmental Authority.

"LC Disbursement" means a payment made by the Issuing Bank pursuant to a Letter of Credit.

"LC Exposure" means, at any time, the sum (without duplication) of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all drafts which have been presented or accepted under Letters of Credit, but not yet paid plus (c) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

"Lenders" means, collectively, the Revolving Lenders, the Term Lenders and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

"Letter of Credit" means any standby letter of credit issued pursuant to this Agreement which shall be deemed to include the Existing Letters of Credit.

"LIBO Rate" means, with respect to the Interest Period for a LIBOR Loan, a rate per annum equal to the greater of (x) 1.00% per annum and (y) the quotient of (A) (i) the British Bankers’ Association Interest Settlement Rate per annum at which Dollar deposits are offered in London, England to prime banks in the London Interbank Market for such Interest Period as displayed on Reuters LIBOR01 Page 3750 (or on any successor or substitute page of such page) as of 11:00 a.m. (London time) two (2) Business Days before the first day of such Interest Period in an amount substantially equal to the Administrative Agent’s portion of such LIBOR Loan comprising part of such Borrowing to be outstanding during such Interest Period, or (ii) if the rate described in clause (A)(i) does not appear on Reuters LIBOR01 Page 3750 (or on any successor or substitute page of such page) on any relevant date of determination, the average of the rates at which Dollar deposits approximately equal in principal amount to the Administrative Agent’s portion of such LIBOR Loan and for a maturity equal to the applicable Interest Period are offered to the Lending Office of the Administrative Agent in immediately available funds in the London Interbank Market for Eurodollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period, in each case divided by (B) one (1) minus the applicable statutory reserve requirements of the Administrative Agent, expressed as a decimal (including without duplication or limitation, basic, supplemental, marginal and emergency reserves), from time to time in effect under Regulation D or similar regulations of the Board.  It is agreed that for purposes of this definition, LIBOR Loans made hereunder shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D) and to be subject to the reserve requirements of Regulation D.

"LIBOR", when used in reference to any Loan or Borrowing (as described in Section 1.02), refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

"License" means as to any Person, any license, permit, certificate of need, authorization, certification, accreditation, franchise, approval, or grant of rights by any Governmental Authority or other Person necessary or appropriate for such Person to own, maintain, or operate its business or property, including FCC Licenses.

"License Subsidiaries" means any Wholly Owned Restricted Subsidiary of the Borrower organized by the Borrower for the sole purpose of holding FCC Licenses, other Necessary Authorizations, and certain Operating Agreements and other assets incidental thereto as described in Section 3.15.

"Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, preferential arrangement, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

"Liggins" means Alfred C. Liggins, III.

"LMA Agreement" means any time brokerage agreement, local marketing agreement, local market affiliation agreement, joint sales agreement, joint operating agreement or joint operating venture for the operation of a radio station or related or similar agreements entered into, directly or indirectly, between any Loan Party and any other Person other than another Loan Party.

"Loan Documents" means this Agreement, the Amendment and Restatement Agreement, each Note, the Guarantee and Collateral Agreement, all UCC financing statements, any Swap Agreements with any Lenders relating to the Loans, the Fee Letters, all letter of credit applications with the Issuing Bank, each Compliance Certificate, each Perfection Certificate, all certificates executed and delivered by any of the Loan Parties in connection with any Loan Document, any other agreements between any of the Loan Parties and the Administrative Agent or any Lender in respect of fees or the reimbursement of costs and expenses in connection with the transactions contemplated hereby and any and all other documents, instruments, certificates and agreements now or hereafter executed and delivered by any Loan Party pursuant to or in connection with (i) any of the foregoing, (ii) the Collateral or (iii) the granting of any security interest or Lien to secure any of the Obligations.

"Loan Parties" means the collective reference to the Borrower and the Restricted Subsidiaries.

"Loans" means the loans made by the Lenders to the Borrower pursuant to this Agreement.

"Material Adverse Effect" means (a) any material adverse effect upon the validity or enforceability of any Loan Document or the rights and remedies of the Lenders thereunder, (b) any material adverse effect on the business, condition (financial or otherwise), operations, performance, property or assets of the Borrower and the Restricted Subsidiaries taken as a whole or (c) any material adverse effect upon the ability of any Loan Party to perform its obligations under any Loan Document.

"Material Indebtedness" means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $5,000,000.  For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

"Maturity Date" means the earlier of (a) six months prior to the scheduled maturity of the 2001 Senior Subordinated Notes (unless the 2001 Senior Subordinated Notes have been refinanced or repurchased prior to such date) and (b) June 30, 2012.

“Maximum Permitted Cash Balance” means (a) $10,000,000 prior to the repayment in full, in cash, of the Tranche A Revolving Loans and the Tranche B Revolving Loans, if applicable, and the termination of the Tranche B Revolving Commitments, and (b) thereafter, $15,000,000.

"Moody's" means Moody's Investors Service, Inc.

“Mortgage” means any mortgage or deed of trust by the Borrower or any of its Subsidiaries in favor of the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent.

"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

"Necessary Authorization" means any License, consent or order from, or any filing, recording or registration with, any Governmental Authority (including, without limitation, the FCC) necessary to the conduct of any Loan Party's business or for the ownership, maintenance and operation by any Loan Party of its Stations and other properties or to the performance by any Loan Party of its obligations under any LMA Agreement to which it is a party.

"Net Cash Proceeds" means:

(a) in connection with any Disposition or Recovery Event, the aggregate cash proceeds received by the Borrower or a Restricted Subsidiary in respect of such Disposition or Recovery Event, which amount is equal to the excess, if any, of: (i) the cash received by the Borrower or a Restricted Subsidiary (including any cash payments received by way of deferred payment pursuant to, or monetization of, a note or installment receivable or otherwise, but only as and when received) in connection with such Disposition or Recovery Event, minus (ii) the sum of (A) the amount of any Indebtedness including any premium thereon and fees and expenses associated therewith which is required to be repaid by the Borrower or a Restricted Subsidiary in connection with such Disposition, plus (B) the out-of-pocket expenses incurred by the Borrower or a Restricted Subsidiary in connection with such Disposition or Recovery Event, plus (C) provision for taxes, including income taxes, attributable to the Disposition or Recovery Event or attributable to required prepayments or repayments of Indebtedness with the proceeds of such Disposition or Recovery Event, plus (D) a reasonable reserve for the after-tax costs of any indemnification payments (fixed or contingent) attributable to the seller's indemnities to the purchaser in respect of such Disposition or Recovery Event undertaken by the Borrower or any of the Restricted Subsidiaries in connection with such Disposition or Recovery Event; or

(b) in connection with any issuance or sale of Equity Interests or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of reasonable attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

For purposes of this definition and amounts due under Section 2.11, the following are deemed to be cash: (x) the assumption of Indebtedness of the Borrower or any Restricted Subsidiary and the release of the Borrower or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Disposition (other than customary indemnification provisions relating thereto that do not involve the repayment of funded Indebtedness) and (y) securities or notes received by the Borrower or any Restricted Subsidiary from the transferee that are promptly converted by the Borrower or such Restricted Subsidiary into cash.

"Note" has the meaning assigned to such term in Section 2.10(e).

“Note Exchange” means the exchange of certain of the 2001 Senior Subordinated Notes and the 2005 Senior Subordinated Notes for Exchange Notes pursuant to the terms of the Amended and Restated Exchange Offer and Consent Solicitation Statement and Offering Memorandum issued by the Borrower and dated as of November 5, 2010.

"Obligations" means the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and the LC Exposure and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and the LC Exposure and all other obligations and liabilities of any Loan Party to the Administrative Agent or to any Lender (or, in the case of any Swap Agreement, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Swap Agreement entered into with any Lender (or any Affiliate of any Lender) or any other document executed and delivered by any Loan Party in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by any Loan Party pursuant hereto) or otherwise.

"Operating Agreement" means an agreement substantially in the form of Exhibit B.

"Operating Lease" means any lease that is an operating lease in accordance with GAAP and that has an initial or remaining noncancellable lease term in excess of one year.

"Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

"Participant" has the meaning assigned to such term in Section 9.04(c).

"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

"Perfection Certificate" means a perfection certificate duly executed by each Loan Party, in the form of Exhibit D attached hereto and delivered to the Administrative Agent pursuant to Section 4.01(k).

"Permitted Acquisitions" has the meaning given to such term in Section 6.07.

"Permitted Investments" means:

(a) any Investment in the Borrower or any Restricted Subsidiary;

(b) any Investment in Cash Equivalents;

(c) any Investment in a Person if, as a result of such Investment, (i) such Person becomes a Restricted Subsidiary of the Borrower, or (ii) such Person either (A) is merged, consolidated or amalgamated with or into the Borrower or one of its Restricted Subsidiaries and the Borrower or such Restricted Subsidiary is the surviving Person or the surviving Person becomes a Restricted Subsidiary, or (B) transfers or conveys all or substantially all of its assets to, or is liquidated into, the Borrower or one of its Restricted Subsidiaries;

(d) any Investment in accounts and notes receivable acquired in the ordinary course of business;

(e) extensions of trade credit in the ordinary course of business;

(f) loans and advances to employees of the Borrower or any Restricted Subsidiary in the ordinary course of business not in excess of $5,000,000 in the aggregate at any time outstanding;

(g) Investment of the Borrower and its Subsidiaries in Reach Media in existence on the Restatement Effective Date in an aggregate amount up to $25,425,561.38, which amount equals the Fair Market Value (on the date of such initial investment) of the equity issued by the Borrower to finance the purchase of Equity Interests in Reach Media prior to the Restatement Effective Date; and

(h) Investments of the Borrower and its Subsidiaries in TV One in existence on the Restatement Effective Date (for the avoidance of doubt, such cash amount equals approximately $60,300,000).

"Permitted Line of Business" has the meaning given to such term in Section 6.11.

“Permitted Preferred Stock” means preferred stock of the Borrower which (a) does not provide for the cash payment of dividends prior to December 31, 2012 and (b) is not mandatorily redeemable, if ever, prior to December 31, 2012.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Prime Rate" means the rate of interest per annum publicly announced from time to time by Wells Fargo Bank, N.A. as its prime rate in effect at its office in Charlotte, North Carolina; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.  The Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

"Purchase Money Indebtedness" means Indebtedness of the Borrower and the Restricted Subsidiaries incurred in connection with the purchase of property or assets for the business of the Borrower and the Restricted Subsidiaries.

"Purchase Money Lien" means any Lien securing solely Purchase Money Indebtedness; provided that (a) any such Lien attaches concurrently with the acquisition of the subject property, (b) such Lien attaches solely to the property so acquired in such transaction and (c) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such property.

"Reach Media" means Reach Media, Inc., a Texas corporation.

"Reach Media Documents" means, collectively, the Stock Purchase Agreement; that certain Escrow Agreement between Reach Media Holdco, the selling shareholders of Reach Media and the Escrow Agent named therein; the Reach Shareholders Agreement; and each other document related thereto.

"Reach Media Holdco" means Radio One Media Holdings, LLC, a Delaware limited liability company.

"Reach Media Percentage" means (a) at any time the Borrower owns, directly or indirectly, 51% or more of the Equity Interests of Reach Media, the Borrower's ownership percentage of the Equity Interests of Reach Media or (b) at any time the Borrower owns, directly or indirectly, less than 51% of the Equity Interests of Reach Media, 0%.

“Reach Media Put” means the put rights of the Minority Shareholders (as defined in the Reach Shareholders Agreement) pursuant to Section 13.1 of the Reach Shareholders Agreement.

"Reach Shareholders Agreement" means that certain Shareholders Agreement dated as of February 28, 2005 by and among Reach Media and the shareholders of Reach Media named therein.

"Recovery Event" means any settlement of or payment in respect of a condemnation or taking or a property insurance claim or casualty insurance claim relating to any property or asset or rights therein of the Borrower or any of the Restricted Subsidiaries.

"Register" has the meaning set forth in Section 9.04(b).

"Registered Public Accounting Firm" has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

"Reinvestment Deadline" has the meaning assigned to such term in Section 2.11(d).

"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

"Required Lenders" means, at any time, Lenders having Aggregate Term Loans, Revolving Credit Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Aggregate Term Loans, Revolving Credit Exposures and unused Revolving Commitments at such time.

“Required Revolving Lenders” means, at any time, Revolving Lenders representing more than 50% of the total Revolving Credit Exposures and unused Revolving Commitments at such time.

“Restatement Effective Date” has the meaning as set forth in Section 4.01.

"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, repurchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

"Restricted Subsidiaries" means the direct and indirect Subsidiaries of the Borrower other than an Unrestricted Subsidiary.

"Revolving Commitment" means, with respect to a Lender, such Lender’s Tranche A Revolving Commitment, Tranche B Revolving Commitment or Tranche C Revolving Commitment, as applicable.

"Revolving Credit Exposure" means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans and its LC Exposure at such time.

"Revolving Lender" means a Lender that has a Revolving Commitment or that holds Revolving Loans or is the Issuing Bank.

"Revolving Lender Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Revolving Lender, (b) an Affiliate of a Revolving Lender or (c) an entity or an Affiliate of an entity that administers or manages a Revolving Lender.

"Revolving Loan" means any Tranche A Revolving Loan, Tranche B Revolving Loan or Tranche C Revolving Loan.

"Sale and Leaseback Transaction" means a transaction whereby any Person becomes liable with respect to any lease, whether an Operating Lease or a capital lease, or any property (whether real, personal or mixed), whether now owned or hereafter acquired, which (a) such Person has sold or transferred or is to sell or transfer to any other Person or (b) such Person intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by such Person to any other Person in connection with such lease.  Unless otherwise specified, all references to "Sale and Leaseback Transaction" shall refer to the Sale and Leaseback Transaction of the Borrower and its Restricted Subsidiaries.

"Sarbanes-Oxley" means the Sarbanes-Oxley Act of 2002.

"SEC" means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

"Securities Laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

"Senior Debt" means for any Person on a consolidated basis as of the date of any determination, the aggregate amount of all outstanding Indebtedness of such Person other than Subordinated Debt of such Person.

"Senior Leverage Ratio" means, as of any date, the ratio of (a) the sum of all Senior Debt of the Borrower, the Restricted Subsidiaries and TV One as of such date; provided, that, any Indebtedness of TV One shall be excluded from such calculation if the aggregate total of the TV One Indebtedness is less than or equal to $120,000,000 (if the aggregate total of TV One Indebtedness is greater than $120,000,000, the entirety of such TV One Indebtedness shall be included in such calculation) to (b) EBITDA of the Borrower and the Restricted Subsidiaries for the most recently completed four fiscal quarters for which financial statements are available, provided that, notwithstanding the foregoing, the Senior Leverage Ratio shall be calculated to only include the Reach Media Percentage of the Senior Debt, and determined on a comparable basis, as Senior Debt is included for the Borrower and its Restricted Subsidiaries pursuant to terms of this Agreement.

"Solvent" means, with respect to any Person as of the date of any determination, that on such date (a) the fair value of the property of such Person (both at fair valuation and at present fair saleable value) is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged.  In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Station" means a radio station operated to broadcast commercial radio programming over radio signals within a specified geographic area.

"Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

"Stock Purchase Agreement" means that certain Stock Purchase Agreement between the Borrower and the selling shareholders of Reach Media, dated November 19, 2004, as amended and in effect on the Restatement Effective Date.1

"Subordinated Debt" means, with respect to any Person, any Indebtedness of such Person if the instrument creating or evidencing such Indebtedness or pursuant to which such Indebtedness is outstanding expressly provides that such Indebtedness is (a) if incurred by the Borrower, subordinated in right of payment to the Obligations or (b) if incurred by a Restricted Subsidiary, subordinated in right of payment to the guarantee and other obligations made by such Restricted Subsidiary pursuant to the Guarantee and Collateral Agreement and the Obligations, as the same relate to a Restricted Subsidiary.

“Subordinated Note Holders” means the 2001 Senior Subordinated Note Holders, the 2005 Senior Subordinated Note Holders and the Exchange Note Holders.

“Subordinated Note Indebtedness” means the 2001 Senior Subordinated Indebtedness, the 2005 Senior Subordinated Indebtedness and the Exchange Notes Subordinated Indebtedness.

“Subordinated Notes” means the 2001 Senior Subordinated Notes, the 2005 Senior Subordinated Notes and the Exchange Notes.

"subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the Equity Interests or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

"Subsidiary" means any subsidiary of the Borrower.

"Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

"Swap Termination Value" means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

"Syndication Agent" means Bank of America, N.A., in its capacity as syndication agent.

"Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Term Lender" means a Lender that holds a Term Loan.

"Term Loan" means a Tranche A Term Loan or a Tranche B Term Loan.

"Total Leverage Ratio" means, as of any date, the ratio of (a) the sum of all Indebtedness of the Borrower, the Restricted Subsidiaries and TV One as of such date; provided, that, any Indebtedness of TV One shall be excluded from such calculation if the aggregate total of the TV One Indebtedness is less than or equal to $120,000,000 (if the aggregate total of TV One Indebtedness is greater than $120,000,000, the entirety of such TV One Indebtedness shall be included in such calculation) to (b) EBITDA of the Borrower and the Restricted Subsidiaries for the most recently completed four fiscal quarters for which financial statements are available; provided that, notwithstanding the foregoing, the Total Leverage Ratio shall be calculated to only include the Reach Media Percentage of the Indebtedness, and determined on a comparable basis, as Indebtedness is included for the Borrower and its Restricted Subsidiaries pursuant to terms of this Agreement.

"Tranche A Revolving Loan Availability Period" means the period from and including the Restatement Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Tranche A Revolving Commitments.

“Tranche A Revolving Credit Exposure” means, with respect to a Tranche A Revolving Lender at any time, the sum of the outstanding principal amount of such Lender's Tranche A Revolving Loans and its LC Exposure at such time.

“Tranche A Revolving Lender” means a Lender that has a Tranche A Revolving Commitment or that holds a Tranche A Revolving Loan or is the Issuing Bank.

“Tranche A Revolving Loan” means a Loan made pursuant to Section 2.01(a)(i).

“Tranche A Revolving Commitment” means, with respect to a Lender, the commitment of such Lender to make Tranche A Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Tranche A Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09  or Section 2.11 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The amount of a Lender’s Tranche A Revolving Commitment is set forth on Schedule 2.01(a), or in an Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche A Revolving Commitment, as applicable.  The aggregate amount of the Lenders’ Tranche A Revolving Commitments is $20,000,000.

“Tranche A Term Loan” has the meaning set forth in Section 2.01(b).  The aggregate amount of the Tranche A Term Loans outstanding as of the Restatement Effective Date is $27,627,862.69.

“Tranche A Term Loan Lender” means a Lender that holds a Tranche A Term Loan.

"Tranche B Revolving Loan Availability Period" means the period from and including December 15, 2010 to but excluding the earlier of (i) the date on which all 2001 Senior Subordinated Notes have been exchanged, refinanced and/or redeemed, (ii) December 31, 2010, and (iii) the termination of the Tranche B Revolving Commitment in its entirety in accordance with the terms of this Agreement.

 “Tranche B Revolving Credit Exposure” means, with respect to a Tranche B Revolving Lender at any time, the sum of the outstanding principal amount of such Lender's Tranche B Revolving Loans at such time.

“Tranche B Revolving Lender” means a Lender that has a Tranche B Revolving Commitment or that holds Tranche B Revolving Loans.

“Tranche B Revolving Loan” means a Loan made pursuant to Section 2.01(a)(ii).

“Tranche B Revolving Commitment” means, with respect to a Lender, the commitment of such Lender to make Tranche B Revolving Loans, expressed as an amount representing the maximum aggregate amount of such Lender's Tranche B Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 or Section 2.11 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The amount of a Lender’s Tranche B Revolving Commitment is set forth on Schedule 2.01(a), or in an Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche B Revolving Commitment, as applicable.  The aggregate amount of the Lenders’ Tranche B Revolving Commitments as of the Restatement Effective Date is $5,100,000.

“Tranche B Term Loan” has the meaning set forth in Section 2.01(c). The initial aggregate amount of the Tranche B Term Loans outstanding is $323,000,000.

“Tranche B Term Loan Lender” means a Lender that holds a Tranche B Term Loan.

"Tranche C Revolving Loan Availability Period" means the period from and including March 31, 2011 to but excluding the earlier of (i) the Maturity Date, (ii) the TV One Capital Call Completion Date, and (iii) the date of termination of the Tranche C Revolving Commitments in its entirety in accordance with the terms of this Agreement.

 “Tranche C Revolving Credit Exposure” means, with respect to a Tranche C Revolving Lender at any time, the sum of the outstanding principal amount of such Lender's Tranche C Revolving Loans at such time.

“Tranche C Revolving Lender” means a Lender that has a Tranche C Revolving Commitment or that holds Tranche C Revolving Loans.

“Tranche C Revolving Loan” means a Loan made pursuant to Section 2.01(a)(iii).

“Tranche C Revolving Commitment” means, with respect to a Lender, the commitment of such Lender to make Tranche C Revolving Loans, expressed as an amount representing the maximum aggregate amount of such Lender's Tranche C Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 or Section 2.11 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The amount of a Lender’s Tranche C Revolving Commitment is set forth on Schedule 2.01(a), or in an Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche C Revolving Commitment, as applicable.  The aggregate amount of the Lenders’ Tranche C Revolving Commitments as of the Restatement Effective Date is $13,700,000.

"Transactions" means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans and the issuance of Letters of Credit hereunder.

"TV One" means TV One, LLC, a Delaware limited liability company.

“TV One Capital Call” means the Borrower’s obligation to make a Capital Contribution (as defined in the TV One LLC Agreement) pursuant to Section 6.2 of the TV One LLC Agreement.

“TV One Capital Call Completion Date” means the date on which the Borrower has fulfilled its obligations pursuant to the TV One Capital Call.

“TV One LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Operating Agreement of TV One, LLC dated as of December 28, 2004, as amended and in effect on the Restatement Effective Date, and as the same may be further amended, restated, supplemented or otherwise modified from time to time, but solely for purposes of determining the rights and obligations of the Borrower and the Restricted Subsidiaries under the Loan Documents, without giving effect to any such amendment, restatement, supplement or other modification which is in any way materially adverse to the Borrower or any other Loan Party or materially adverse to the rights of the Lenders under the Loan Documents.

"TV One Percentage" means the Borrower's beneficial ownership percentage of the Equity Interests of TV One.

“TV One Puts” means collectively, the put rights of the Financial Investor Members (as defined in the TV One LLC Agreement), the Class D Members (as defined in the TV One LLC Agreement) and the DIRECTV Member (as defined in the TV One LLC Agreement) pursuant to the TV One LLC Agreement.

"Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

"UCC" means the Uniform Commercial Code as from time to time in effect in the State of New York.

"Unrestricted Subsidiary" means (a) Reach Media  and (b) at any time the Borrower and its Restricted Subsidiaries own more than 50% (but less than 90%) of its issued and outstanding equity interests, TV One, so long as (i) neither the Borrower nor any of the Restricted Subsidiaries provides credit support for any Indebtedness of such Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) other than Investments permitted by Section 6.08, (ii) such Unrestricted Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness, (iii) such Unrestricted Subsidiary is not a party to any agreement, contract, arrangement or understanding at such time with the Borrower or any Restricted Subsidiary of the Borrower except for transactions with Affiliates permitted by the terms of this Agreement unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower and (iv) such Unrestricted Subsidiary does not own any Equity Interest in or Indebtedness of any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

"Unrestricted Subsidiary Indebtedness" means of any Unrestricted Subsidiary, Indebtedness of such Unrestricted Subsidiary (other than a guarantee of Indebtedness of the Borrower or any Restricted Subsidiary which is non-recourse to the Borrower and the Restricted Subsidiaries) (i) as to which neither the Borrower nor any Restricted Subsidiary is directly or indirectly liable (by virtue of the Borrower or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect of, such Indebtedness) and (ii) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Borrower or any Restricted Subsidiary to declare a default on such Indebtedness of the Borrower or any Restricted Subsidiary or cause the payment thereof to be accelerated or payable prior to its stated maturity.

"Wholly Owned Restricted Subsidiary" means each Restricted Subsidiary which is a Wholly Owned Subsidiary.

"Wholly Owned Subsidiary" means, with respect to any Person, (a) any corporation of which all of the voting Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees or other governing body thereof is at the time owned or controlled by such Person (regardless of whether such Equity Interests are owned directly or through one or more other subsidiaries of such Person or a combination thereof), are so owned or controlled, directly or indirectly and (b) any such partnership, association, joint venture or other entity in which such Person owns or controls, directly or indirectly, 100% of such interests.

"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

"Working Capital" means, with respect to any Person as of any date, the excess of the consolidated current assets, other than cash, of such Person minus its consolidated current liabilities, other than the current portion of long term debt, as of such date.

SECTION 1.02. Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Tranche A Revolving Loan") or by Type (e.g., a "LIBOR Loan") or by Class and Type (e.g., a "LIBOR Tranche A Revolving Loan").  Borrowings also may be classified and referred to by Class (e.g., a "Tranche A Revolving Borrowing") or by Type (e.g., a "Tranche A LIBOR Borrowing") or by Class and Type (e.g., a "LIBOR Tranche A Revolving Borrowing").

SECTION 1.03. Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".  The word "will" shall be construed to have the same meaning and effect as the word "shall".  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any Law or regulation herein shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time and (f) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until  such notice shall have been withdrawn or such provision  amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01. Commitments.

(a) (i)           Subject to the terms and conditions set forth herein, each Tranche A Revolving Lender agrees to make Tranche A Revolving Loans to the Borrower from time to time during the Tranche A Revolving Loan Availability Period in an aggregate principal amount that will not result in (i) such Lender's Tranche A Revolving Credit Exposure exceeding such Lender's Tranche A Revolving Commitment or (ii) the sum of the total Tranche A Revolving Credit Exposures exceeding the total Tranche A Revolving Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Tranche A Revolving Loans.

(ii) Subject to the terms and conditions set forth herein, each Tranche B Revolving Lender agrees to make a Tranche B Revolving Loan to the Borrower from time to time during the Tranche B Revolving Loan Availability Period in an aggregate principal amount that (i) will not exceed such Lender’s Tranche B Revolving Commitment or (ii) will not result in the aggregate amount of all Tranche B Revolving Loans made hereunder exceeding the total Tranche B Revolving Commitments.  Any amounts repaid or prepaid with respect to the Tranche B Revolving Loans may not be reborrowed.

(iii) Subject to the terms and conditions set forth herein, each Tranche C Revolving Lender agrees to make a Tranche C Revolving Loan to the Borrower from time to time during the Tranche C Revolving Loan Availability Period in an aggregate principal amount that (i) will not exceed such Lender’s Tranche C Revolving Commitment or (ii) will not result in the aggregate amount of all Tranche C Revolving Loans made hereunder exceeding the total Tranche C Revolving Commitments.  Any amounts repaid or prepaid with respect to the Tranche C Revolving Loans may not be reborrowed.

(b) Pursuant to the Existing Credit Agreement, each Tranche A Term Loan Lender has made an Existing Term Loan to the Borrower, which Existing Term Loan is hereby converted into a Tranche A Term Loan to the Borrower.  The Tranche A Term Loans are not revolving in nature and any amounts repaid or prepaid thereon may not be reborrowed.

(c) Subject to the terms and conditions set forth herein, each Tranche B Term Lender has made an Existing Revolving Loan to the Borrower, which Existing Revolving Loan is hereby converted to a Tranche B Term Loan in the same principal amount.  The Tranche B Term Loans are not revolving in nature and any amounts repaid or prepaid thereon may not be reborrowed.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolving Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or LIBOR Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any LIBOR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments of the applicable Class or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of six LIBOR Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings.

           To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a LIBOR Borrowing, not later than 11:00 a.m., Charlotte, North Carolina time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., Charlotte, North Carolina time, the date of the proposed Borrowing (or in the case of the initial Borrowing, on the Restatement Effective Date); provided that any such notice of an ABR Tranche A Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., Charlotte, North Carolina time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a) the aggregate amount of the requested Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) whether such Borrowing is to be an ABR Borrowing or a LIBOR Borrowing;

(d) in the case of a LIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period";

(e) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07; and

(f) if such Borrowing is a Tranche A Revolving Loan, Tranche B Revolving Loan or Tranche C Revolving Loan.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing.  If the Class of Borrowing is not specified, then the Requested Borrowing shall be deemed to be Tranche A Revolving Loans.  If no Interest Period is specified with respect to any requested LIBOR Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Revolving Lender of the details thereof and of the amount of such Lender's Revolving Loan to be made as part of the requested Borrowing.

SECTION 2.04. Maturity and Amortization of Aggregate Term Loans.

(a) Each Term Loan shall mature, and the outstanding principal amount thereof shall be due and payable (together with interest accrued thereon), on the Maturity Date.

(b) In addition, the Borrower shall make quarterly installments of principal on the Tranche A Term Loans on the last day of each fiscal quarter of the Borrower commencing on December 31, 2010 in a percentage amount of the principal balance of the Tranche A Term Loans outstanding on September 30, 2007 as set forth below:

Date	Percentage of Tranche A Term Loans Outstanding on September 30, 2007
September 30, 2007 December 31, 2007 March 31, 2008 June 30, 2008	1.25% on each quarterly payment date
September 30, 2008 December 31, 2008 March 31, 2009 June 30, 2009	5.00% on each quarterly payment date
September 30, 2009 December 31, 2009 March 31, 2010 June 30, 2010	6.25% on each quarterly payment date
September 30, 2010 December 31, 2010 March 31, 2011 June 30, 2011	6.25% on each quarterly payment date
September 30, 2011 December 31, 2011 March 31, 2012	6.25% on each quarterly payment date
June 30, 2012	6.25%, together with all other outstanding and unpaid Tranche A Term Loans and all other Obligations

(c) In addition, the Borrower shall make quarterly installments of principal on the Tranche B Term Loans on the last day of each fiscal quarter of the Borrower commencing on September 30, 2011 in a percentage amount of the principal balance of the Tranche B Term Loans outstanding on September 30, 2011 as set forth below:

Date	Percentage of Tranche B Term Loans Outstanding on September 30, 2011
September 30, 2011 December 31, 2011 March 31, 2012	0.25% on each quarterly payment date
June 30, 2012	all outstanding and unpaid Tranche B Term Loans and all other Obligations

SECTION 2.05. Letters of Credit.

(a) General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Tranche A Revolving Loan Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  It is understood that the Existing Letters of Credit shall be deemed to constitute Letters of Credit hereunder.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $5,000,000 and (ii) the sum of the total Tranche A Revolving Credit Exposures shall not exceed the total Tranche A Revolving Commitments.

(c) Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Tranche A Revolving Lenders, the Issuing Bank hereby grants to each Tranche A Revolving Lender, and each Tranche A Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Tranche A Revolving Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Tranche A Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Tranche A Revolving Lender's Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in clause (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Tranche A Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this clause in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Charlotte, North Carolina time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Charlotte, North Carolina time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Charlotte, North Carolina time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Charlotte, North Carolina time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Tranche A Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Tranche A Revolving Borrowing.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Tranche A Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Tranche A Revolving Lender's Applicable Percentage thereof.  Promptly following receipt of such notice, each Tranche A Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Tranche A Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Tranche A Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Tranche A Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this clause, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Tranche A Revolving Lenders have made payments pursuant to this clause to reimburse the Issuing Bank, then to such Tranche A Revolving Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Tranche A Revolving Lender pursuant to this clause to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Tranche A Revolving Loans as contemplated above) shall not constitute a Revolving Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute.  The Borrower's obligation to reimburse LC Disbursements as provided in clause (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by the Issuing Bank's gross negligence or willful misconduct in connection with determining whether drafts and other documents presented under a Letter of Credit are forged, fraudulent or invalid, or comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Tranche A Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to clause (e) of this Section, then Section 2.13(c) shall apply.  Interest accrued pursuant to this clause shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to clause (e) of this Section to reimburse the Issuing Bank shall be for the account of such Tranche A Revolving Lender to the extent of such payment.

(i) Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this clause, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to 110% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower's risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.06. [Intentionally Omitted].

SECTION 2.07. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Charlotte, North Carolina time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Charlotte, North Carolina and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then such amount so paid shall constitute such Lender's Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.08. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a LIBOR Borrowing; and

(iv) if the resulting Borrowing is a LIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a LIBOR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a LIBOR Borrowing and (ii) unless repaid, each LIBOR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination and Reduction of Revolving Commitments.

(a) Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, any Revolving Commitment; provided that (i) each reduction of such Revolving Commitment shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce such Revolving Commitment if, after giving effect to any concurrent prepayment of the applicable Revolving Loans in accordance with Section 2.11, the sum of the applicable Revolving Credit Exposure would exceed the total of the applicable Revolving Commitment.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce any Revolving Commitment under clause (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Revolving Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of any Revolving Commitment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of any Revolving Commitment under clause (b) shall be permanent.  Each reduction of a Revolving Commitment shall be made ratably among the applicable Revolving Lenders in accordance with their respective Revolving Commitments.

(d) The Tranche B Revolving Commitment shall be reduced by an amount equal to the Net Cash Proceeds from the Disposition of each Station set forth on Schedule 2.09 pursuant to Section 6.05(c) on the date the Borrower or any of its Subsidiaries receives such Net Cash Proceeds; provided, that if any Tranche B Revolving Loans are outstanding, the Tranche B Revolving Commitment shall be reduced by an amount equal to such Net Cash Proceeds applied to the prepayment of the Tranche B Loans on the date of such prepayment in accordance with Section 2.11(d).

(e) If the Borrower’s Average Weekly Availability is greater than or equal to $20,000,000 on the date on which the Borrower is obligated to fulfill the TV One Capital Call, the Tranche C Revolving Commitment shall be permanently reduced by the amount in excess of $20,000,000.  If the Borrower uses the proceeds of any Subordinated Debt to fulfill any portion of the TV One Capital Call, the Tranche C Revolving Commitment shall be permanently reduced by the amount of such Subordinated Debt.

SECTION 2.10. Repayment of Loans; Evidence of Debt.  (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date.  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Term Lender the then unpaid principal amount of each Term Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

(d) The entries made in the accounts maintained pursuant to clause (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that in the event of a conflict, the accounts maintained pursuant to clause (c) shall prevail and provided, further, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender and such promissory note is a registered note, to such Lender and its registered assigns) and in a form approved by the Administrative Agent for each such Revolving Loan or Term Loan (each, a "Note").  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with clause (g) of this Section.

(b) If at any time the sum of the total Tranche A Revolving Credit Exposures, Tranche B Revolving Credit Exposures or Tranche C Revolving Credit Exposures of all Lenders exceeds the total Tranche A Revolving Commitments, Tranche B Revolving Commitments or Tranche C Revolving Commitments, as applicable, then in effect, the Borrower shall, without notice or demand, immediately repay the applicable Revolving Loans in an aggregate principal amount equal to such excess, together with interest accrued to the date of such payment or repayment and any amounts payable under Section 2.16. To the extent that, after giving effect to any prepayment of the Tranche A Revolving Loans required by the preceding sentence, the LC Exposure still exceeds the total Tranche A Revolving Commitments, the Borrower shall, without notice or demand, immediately pay an amount equal to such excess to the Administrative Agent as cash collateral for the LC Exposure.  Any amounts so deposited with the Administrative Agent shall be invested in Cash Equivalents having a one day maturity or such other Cash Equivalents as shall be acceptable to the Administrative Agent and the Borrower.

(c) Promptly upon the receipt of Net Cash Proceeds from the issuance of any Equity Interests permitted pursuant to Section 6.12, the Borrower shall notify the Administrative Agent thereof and shall apply all such Net Cash Proceeds to (x) pay the Obligations in accordance with Section 2.11(g) or (y) fund all or a portion of the TV One Capital Call, the Reach Media Put obligations, or the obligations under the TV One Puts; provided, that, any Net Cash Proceeds received pursuant to Section 6.12(c)(iv), shall be used solely in connection with the redemption or repayment of the 2001 Senior Subordinated Notes and/or to prepay the Tranche B Revolving Loans.

(d) Promptly, but in any event within five (5) Business Days after receipt of such Net Cash Proceeds, upon the consummation of any Disposition or the receipt of Net Cash Proceeds from any Recovery Event by the Borrower or any Restricted Subsidiary, the Borrower shall notify the Administrative Agent thereof and shall apply all such Net Cash Proceeds to pay the Obligations in accordance with Section 2.11(g); provided, however, that so long as no Default has occurred and is continuing, the Borrower shall not be required to apply such Net Cash Proceeds with respect to the first $1,000,000 of such Net Cash Proceeds in the aggregate received during the term of this Agreement; provided, further, that any Net Cash Proceeds received by the Borrower or any Subsidiary from the Disposition of any Station set forth on Schedule 2.09, pursuant to Section 6.05(c), shall be applied first to either repay the Tranche B Revolving Loans or to redeem or repay any 2001 Senior Subordinated Notes, and thereafter in accordance with Section 2.11(g).

(e) If the Borrower or any Restricted Subsidiary issues or sells any Subordinated Debt pursuant to Section 6.02(h), within five (5) Business Days of receipt of any proceeds from the sale of such Subordinated Debt, the Borrower shall apply 100% of the Net Cash Proceeds of such Subordinated Debt to (i) prepay the Loans in accordance with Section 2.11(g) and/or (ii) prior to the TV One Capital Call Completion Date, so long as no Default has occurred and is continuing, to satisfy the TV One Capital Call.

(f)  [Intentionally omitted].

(g) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a LIBOR Borrowing, not later than 11:00 a.m., Charlotte, North Carolina time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Charlotte, North Carolina time, the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing, pursuant to subsections (d) through (f) hereof, shall be applied first, to reduce the outstanding Aggregate Term Loans on a pro rata basis, which payments shall be credited pro rata against all remaining unpaid installments pursuant to Section 2.04(b) and (c), second, to the Tranche B Revolving Loans, third, to the Tranche A Revolving Loans, fourth to the Tranche C Revolving Loans, and fifth, as cash collateral for the LC Exposure; furthermore, the Tranche B Revolving Commitments and the Tranche C Revolving Commitments shall be permanently reduced by any amounts applied pursuant to Sections 2.11(b), (c), (d) and (e) to the Tranche B Revolving Loans and Tranche C Revolving Loans, as applicable.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and any amounts payable under Section 2.16.

(h) If for any week, the Borrower’s Average Weekly Cash Balance exceeds the Maximum Permitted Cash Balance, the Borrower shall promptly, but in any event within five (5) Business Days, prepay the Revolving Loans by the amount the Borrower’s Average Weekly Cash Balance exceeded the Maximum Permitted Cash Balance.  Each prepayment pursuant to this subsection (h) shall be applied first, to the Tranche B Revolving Loans, if any, second, to the Tranche A Revolving Loans, if any, and thereafter, to the Tranche C Revolving Loans.  Prepayments pursuant to this subsection (h) applied to reduce the Tranche B Revolving Loans and Tranche C Revolving Loans shall permanently reduce the Tranche B Revolving Commitments, and the Tranche C Revolving Commitments, respectively, but payments applied to reduce the Tranche A Revolving Loans shall not reduce the Tranche A Revolving Commitments.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and any amounts payable under Section 2.16.

(i) If the Borrower has any Tranche C Revolving Loans outstanding on December 31, 2011, the Borrower shall repay the Tranche C Revolving Loans by (x) $5,000,000, less any amounts already repaid pursuant to this Section 2.11, or (y) if the total Tranche C Revolving Loans outstanding on December 31, 2011 is less than $5,000,000, such lesser amount.  Repayments shall be accompanied by accrued interest to the extent required by Section 2.13 and any amounts payable under Section 2.16.

SECTION 2.12. Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount of unused Tranche A Revolving Commitment, unused Tranche B Revolving Commitment and/or unused Tranche C Revolving Commitment of such Revolving Lender during the period from and including the Restatement Effective Date to but excluding the date on which the applicable Revolving Commitment terminates; provided that, if such Revolving Lender continues to have any Revolving Credit Exposure after its Tranche A Revolving Commitment, Tranche B Revolving Commitment and/or Tranche C Revolving Commitment terminates, then such commitment fee shall continue to accrue on the daily amount of such Revolving Lender's applicable Revolving Credit Exposure from and including the date on which its Tranche A Revolving Commitment, Tranche B Revolving Commitment and/or Tranche C Revolving Commitment terminates to but excluding the date on which such Revolving Lender ceases to have such Tranche A Revolving Credit Exposure, Tranche B Revolving Credit Exposure and/or Tranche C Revolving Credit Exposure.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the applicable Revolving Commitment terminates, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the applicable Revolving Commitment terminate shall be payable on demand.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Tranche A Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to LIBOR Loans on the average daily amount of such Tranche A Revolving Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Restatement Effective Date to but excluding the later of the date on which such Tranche A Revolving Lender's Tranche A Revolving Commitment terminates and the date on which such Tranche A Revolving Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank an issuance fee, which shall accrue at the rate of 0.125% per annum on the face amount of the outstanding Letters of Credit during the period from and including the Restatement Effective Date to but excluding the later of the date of termination of the Tranche A Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and issuance fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Restatement Effective Date; provided that all such fees shall be payable on the date on which the Tranche A Revolving Commitments terminate and any such fees accruing after the date on which the Tranche A Revolving Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this clause shall be payable within 10 days after demand.  All participation fees and issuance fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent for the account of the Issuing Bank for so long as there are Lenders party to this Agreement, a fronting fee equal to 0.125% per annum of the amount available to be drawn under each Letter of Credit, payable quarterly in arrears, through and including the last day of March, June, September and December of each year, on the third Business Day following such last day, commencing on the first such date to occur after the Restatement Effective Date.

(d) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable directly to it) for distribution, in the case of facility fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each LIBOR Borrowing shall bear interest in the case of a LIBOR Loan, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if (i)(A) any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, or (B) any event or occurrence described under any of Sections 7.01(h), (i) or (j) shall have occurred, then the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Law or (ii) there shall exist any Event of Default which shall be continuing, then with respect to this subclause (ii), upon the request of the Required Lenders, then the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Law.  Interest payable at the Default Rate shall be payable on demand of the Administrative Agent.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to clause (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the applicable Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a LIBOR Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Borrowing shall be ineffective and (ii) if any Borrowing Request requests a LIBOR Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Loan made by it or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.17 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or

(iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then, upon request of such Lender or the Issuing Bank, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender's or the Issuing Bank's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement, the Tranche A Revolving Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in clause (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.16. Break Funding Payments.  In the event of (a) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(g) and is revoked in accordance therewith), or (d) the assignment of any LIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a LIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), minus (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) Without limiting the provisions of clause (a) above, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Borrower or the Administrative Agent) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of  Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

(f) On or prior to five Business Days prior to the first date on which interest or fees are payable under this Agreement for the account of a Lender that is organized under the laws of the United States of America or any state or other political subdivision thereof and at such other time or times required by applicable Law, each such Lender shall deliver to each of the Administrative Agent and the Borrower a properly completed Internal Revenue Service Form W-9 or successor form as will permit payments under this Agreement to be made without withholding.

(g) If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, Charlotte, North Carolina time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices in Charlotte, North Carolina, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender's receiving payment of a proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact and (ii) purchase (for cash at face value) participations in the Loans, participations in LC Disbursements and such other obligations (as applicable) of other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, participations in LC Disbursements and other amounts owing them (as applicable); provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this clause shall apply).  Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15 or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.04, (ii) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (iii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.16), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iv) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter, and (v) such assignment does not conflict with applicable Law.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers.  Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability.  The Transactions are within the Borrower's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law.  The Loan Documents have been duly executed and delivered by the Loan Parties that are party to each such Loan Document, and each constitutes a legal, valid and binding obligation of each such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

SECTION 3.03. Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable Law or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority with jurisdiction over the Borrower or such Subsidiary, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any material payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, other than Liens created pursuant to the Loan Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2009, reported on by a Registered Public Accounting Firm, and (ii) as of and for the fiscal quarter and the first two quarters of the fiscal year ended December 31, 20102, certified by the Financial Officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Except for events described in the Amendment and Restatement Agreement or as previously disclosed in documents filed with the SEC, since December 31, 2009, there has been no change in the business, assets, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole, from that reflected in the audited consolidated balance sheet of the Borrower and related statements of operations, stockholders' equity and cash flows for the fiscal year ending December 31, 2009 that could reasonably be expected to have a Material Adverse Effect.

SECTION 3.05. Properties.

(a) Each of the Borrower and its Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except for Liens permitted under Section 6.03.

(b) Each of the Borrower and its Restricted Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such non–possession or infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Restricted Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement, the other Loan Documents or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the Restatement Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements.  Each of the Borrower and its Subsidiaries is in compliance with all Laws applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to be in compliance individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.08. Investment and Holding Company Status.  Neither the Borrower nor any of its Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act.

SECTION 3.09. Taxes.  Each of the Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11. Disclosure.  The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or the other Loan Documents or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that no assurances can be given that such projections will be realized).

SECTION 3.12. Ownership of Stations.  Schedule 3.12 (as supplemented from time to time in accordance with Section 9.02(b)) completely and correctly lists each Station owned directly or indirectly by any Loan Party.  No Loan Party owns any Station other than the Stations so listed.

SECTION 3.13. Possession of Necessary Authorizations.  Each Loan Party possesses all Necessary Authorizations (or rights thereto) used or to be used in its business as presently conducted or necessary to permit it to own its properties and to conduct its business as presently conducted except to the extent the failure to so possess could not reasonably be expected to have a Material Adverse Effect, free and clear of all Liens other than those permitted under Section 6.03.  No Loan Party is in violation of any Necessary Authorization, and no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any Necessary Authorization or right, except to the extent such violation, event, revocation or termination could not reasonably be expected to have a Material Adverse Effect.  The Necessary Authorizations for the Stations owned by the Borrower or any of its Restricted Subsidiaries are valid and in full force and effect and are unimpaired by any act, omission or condition, in each case except as could not reasonably be expected to have a Material Adverse Effect.  The applicable Loan Parties have timely filed all applications for renewal or extension of all Necessary Authorizations, except to the extent that the failure to so file could not reasonably be expected to have a Material Adverse Effect.  Except for actions or proceedings (a) affecting the broadcasting or media industries generally or (b) which could not reasonably be expected to have a Material Adverse Effect, no petition, action, investigation, notice of violation or apparent liability, notice of forfeiture, orders to show cause, complaint or proceeding is pending or, to the best knowledge of the Borrower, threatened before the FCC or any other forum or agency with respect to any Loan Party or any of its Stations or seeking to revoke, cancel, suspend or modify any of the Necessary Authorizations.  The Borrower does not know of any fact that is likely to result in the denial of an application for renewal, or the revocation, modification, nonrenewal or suspension of any of the Necessary Authorizations, or the issuance of a cease-and-desist order, or the imposition of any administrative or judicial sanction with respect to any Stations owned by the Borrower or any Restricted Subsidiary, which could reasonably be expected to have a Material Adverse Effect.

SECTION 3.14. Copyright, Patent and Trademark Matters.  To the best knowledge of each Loan Party, no Loan Party owns any copyrights, patents or trademarks that have been registered with any Governmental Authority and no applications for registration are pending with respect to any copyrights, patents or trademarks owned by any Loan Party, except as set forth in Schedule 3.14 (as supplemented from time to time in accordance with Section 9.02(b)).

SECTION 3.15. License Subsidiaries.  All FCC Licenses and other Authorizations issued by the FCC relating to the Loan Parties' Stations are held by a License Subsidiary.  No License Subsidiary (a) owns or holds any assets (including the ownership of stock or any other interest in any Person) other than Operating Agreements and FCC Licenses and other Authorizations issued by the FCC related to such Stations, (b) is engaged in any business other than the holding, acquisition and maintenance of FCC Licenses and other Authorizations issued by the FCC, (c) has any investments in any other Person other than the Borrower or (d) owes any Indebtedness (other than Guarantees to the 2001 Senior Subordinated Note Holders, 2005 Senior Subordinated Note Holders, the Exchange Note Holders and the Lenders with respect to the 2001 Senior Subordinated Indebtedness, 2005 Senior Subordinated Indebtedness, Exchange Notes Subordinated Indebtedness and the Obligations, respectively and other than Guarantees incurred pursuant to Section 6.02(h)) to any Person other than the Borrower.

SECTION 3.16. Subsidiaries.  Except as disclosed to the Administrative Agent by the Borrower in writing from time to time, (a) Schedule 3.16 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by any Loan Party and whether such Subsidiary is a Restricted Subsidiary and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees, independent contractors or directors and directors' qualifying shares) of any nature relating to any Capital Stock of the Borrower (to the extent such subscriptions, options, warrants, calls, rights or other agreements or commitments are offered by the Borrower) or any Subsidiary, except as created by the Loan Documents or as set forth on Schedule 3.16.

SECTION 3.17. Use of Proceeds.

(a) The proceeds of the Tranche A Revolving Loans shall be used only (i) for working capital, Capital Expenditures made in the ordinary course of business and other lawful corporate purposes (including any Restricted Payment made as permitted hereunder), (ii) for direct or indirect Investments permitted hereunder (other than direct or indirect Investments in TV One) and acquisitions permitted hereunder and (iii) to pay fees and expenses related to the Transactions.  For the avoidance of doubt, Tranche A Revolving Loans shall not be used for any purpose for which Tranche B Revolving Loans or Tranche C Revolving Loans may be used pursuant to subsections (b) and (c) below.

(b) The proceeds of the Tranche B Revolving Loans shall be used only to redeem, or repurchase and retire 2001 Senior Subordinated Notes; provided, that, such 2001 Senior Subordinated Notes are not exchanged pursuant to the Note Exchange or refinanced, redeemed and/or repurchased pursuant to Sections 6.06 or 6.12(c)(iv).

(c) The proceeds of the Tranche C Revolving Loans shall be used only to fund the TV One Capital Call.

(d) Letters of Credit will be issued only to support lawful corporate purposes.  The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Sections 6.03 and 6.05 or subject to any restriction contained in any agreement or instrument between Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of clauses (f) and (o) of Article VII will be margin stock.

SECTION 3.18. Security Documents.  The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described in Section 3 thereof and proceeds of such Collateral.  In the case of (a) the Pledged Equity Interests described in the Guarantee and Collateral Agreement, when stock certificates representing such certificated Pledged Equity Interests are delivered to the Administrative Agent or when financing statements in appropriate form are filed in the offices specified on Schedule 3.18 and (b) the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 3.18 (or otherwise notified to the Administrative Agent) in appropriate form are filed in the offices specified on Schedule 3.18 (or otherwise notified to the Administrative Agent), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than as described in Section 5.09) and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Equity Interests, Liens permitted by Section 6.03).

SECTION 3.19. Solvency.  The Borrower is, and the Borrower and its Restricted Subsidiaries (taken as a whole) are, on the Restatement Effective Date (after giving effect to the Amendment and Restatement Agreement and the transactions contemplated thereby, including the Note Exchange), and will continue to be, Solvent.

SECTION 3.20. Insurance.  Each of the Borrower and its Subsidiaries is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which it is engaged; and none of the Borrower or any of its Subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other material expenditures will have to be made in order to continue such insurance.

ARTICLE IV

Conditions

SECTION 4.01. Restatement Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the conditions precedent set forth in Section 7 of the Amendment and Restatement Agreement are satisfied (or waived in accordance with Section 9.02) (the “Restatement Effective Date”).

SECTION 4.02. Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing that increases the outstanding amount of Loans hereunder, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit that increases the outstanding LC Exposure, is subject to the satisfaction or waiver of the following conditions:

(a) The representations and warranties of the Borrower and the other Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representation or warranty is stated to relate to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of such earlier date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) To the extent any of the proceeds of any such Loan are used to repay or prepay Indebtedness permitted to exist under Section 6.02(d) or Section 6.02(h), the Borrower shall deliver to the Administrative Agent at least 10 days or more prior to such repayment or prepayment (or such lesser time as acceptable to the Administrative Agent), a Compliance Certificate evidencing pro-forma compliance after giving effect to such repayment or prepayment for a period commencing the date thereof through the Maturity Date, together with supporting projections with respect thereto.

(d) The Borrower is in compliance, and will be in compliance after giving effect to such Borrowing, or such issuance, amendment, renewal and extension of any Letter of Credit, with the 2001 Senior Subordinated Debt Documents (including, without limitation, the 2001 Senior Subordinated Notes Indenture), the 2005 Senior Subordinated Debt Documents (including, without limitation, the 2005 Senior Subordinated Notes Indenture), the Exchange Notes Documentation (including, without limitation, the Exchange Notes Indenture) and all documentation executed in connection with any junior or subordinate financing incurred in accordance with the terms of Section 6.05, including, without limitation, the provisions of the indentures related thereto.

(e) The Borrower shall deliver to the Administrative Agent a Compliance Certificate demonstrating pro forma compliance with all covenants in this Agreement, including, without limitation, the financial covenants contained in Section 6.01.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (a) and (b) of this Section.

SECTION 4.03. Additional Conditions Precedent to Tranche C Revolving Loan.  Unless otherwise waived by the Tranche C Revolving Lenders holding a majority of the Tranche C Commitments, the obligation of each Tranche C Revolving Lender to make a Tranche C Revolving Loan is subject to the satisfaction of the following conditions:

(a) the conditions set forth above in Sections 4.01 and 4.02, provided, that the satisfaction of the conditions set forth in Section 7 of the Amendment and Restatement Agreement on or prior to the Restatement Effective Date shall constitute satisfaction of the conditions in Section 4.01 for purposes of this clause (a);

(b) the grant by the Borrower and/or its Restricted Subsidiaries, to the Administrative Agent, for the benefit of the Lenders, of a perfected first-lien security interest in and to all equity interests in TV One owned, directly or indirectly, by the Borrower, whether directly or through its Restricted Subsidiaries or through any Unrestricted Subsidiary; and

(c) the delivery of a pledge agreement, in form and substance reasonably satisfactory to the Administrative Agent, evidencing the pledge in clause (b) above.

ARTICLE V

Affirmative Covenants

Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent on behalf of each Lender or, at the request of the Administrative Agent or any Lender in the event electronic posting of documents is unavailable, to each Lender:

(a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by a Registered Public Accounting Firm of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, along with, to the extent any Unrestricted Subsidiaries are included in the financial statements described in this clause (a), a report with financial information sufficient to reflect the financial condition and results of operations of such Unrestricted Subsidiaries, in form and substance satisfactory to the Administrative Agent;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, along with, to the extent any Unrestricted Subsidiaries are included in the financial statements described in this clause (b), a report with financial information sufficient to reflect the financial condition and results of operations of such Unrestricted Subsidiaries, in form and substance satisfactory to the Administrative Agent;

(c) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Reach Media, and within 90 days after the end of each fiscal year of Reach Media, the consolidated balance sheet of Reach Media and its Subsidiaries and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal quarter or fiscal year and the then elapsed portion of the fiscal year, if applicable, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Reach Media and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, along with a report with financial information sufficient to reflect the financial condition of Reach Media and its Subsidiaries net of any intercompany transactions with the Borrower and the other Subsidiaries, in form and substance satisfactory to the Administrative Agent; provided, that the Borrower shall not be required to provide any such comparative figures or financial information in respect of any period or periods prior to the date of the Borrower's initial investment in Reach Media;

(d) concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.01, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 (which change shall affect the Borrower's or any Subsidiaries' accounting or financial reporting practices) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; (iv) setting forth a list of the Restricted Subsidiaries and Unrestricted Subsidiaries as of the date of such Compliance Certificate, and (v) setting forth a list of Investments as of the date of such Compliance Certificate.

(e) concurrently with any delivery of financial statements under clause (a) above, (i) a certificate of the Registered Public Accounting Firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines), and (ii) an attestation report of such Registered Public Accounting Firm as to the Borrower's internal controls pursuant to Section 404 of Sarbanes-Oxley;

(f) promptly after the same become publicly available, copies of all annual and periodic reports, SEC Form 8-K or any successor reports, proxy or financial statements, registration statements, and final prospectuses filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(g) promptly upon their becoming available, the Borrower shall furnish (i) copies of any periodic or special reports filed by any Loan Party with the FCC or any other federal, state or local governmental agency or authority if such reports indicate any material change in the ownership of such Loan Party, or any materially adverse change in the business, operations, affairs or condition of any Loan Party, and (ii) copies of any material notices and other material communications from the FCC or any other federal, state or local governmental agency or authority which specifically relate to any Loan Party, any Station or any material License, and the substance of which relates to a matter that could reasonably be expected to have a Material Adverse Effect;

(h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request;

(i) within 30 days after the end of each of the first two months for each fiscal quarter of the Borrower, its consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, along with, to the extent any Unrestricted Subsidiaries are included in the financial statements described in this clause (i), a report with financial information sufficient to reflect the financial condition and results of operations of such Unrestricted Subsidiaries, in form and substance satisfactory to the Administrative Agent;

(j) within 60 days after the end of each fiscal year of the Borrower, a copy of the detailed annual budget or plan in form and detail reasonably acceptable to the Administrative Agent and cash flow projections of the Borrower and its Subsidiaries for the next fiscal year in form and detail reasonably acceptable to the Administrative Agent; and

(k) on or before the Thursday of each week, the Borrower shall deliver to the Administrative Agent (i) a prospective 13-week cash flow projection substantially in the form of Exhibit F and (ii) an availability compliance certificate, substantially in the form of Exhibit G (the “Availability Compliance Certificate”) demonstrating compliance with Section 6.01(d) for the testing week immediately ended; provided, that if such Thursday is not a Business Day, the Borrower shall deliver such Availability Compliance Certificate on the following Business Day.

SECTION 5.02. Notices of Material Events.  The Borrower will furnish to the Administrative Agent on behalf of each Lender or, at the request of the Administrative Agent or any Lender in the event electronic posting of documents is unavailable, to each Lender, prompt written notice of the following:

(a) promptly after Borrower obtains knowledge thereof, the occurrence of any Default;

(b) promptly after Borrower obtains knowledge thereof, the filing or commencement of any action, suit or proceeding by or before any arbitrator, the FCC or any other Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) promptly after Borrower obtains knowledge thereof, the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000;

(d) promptly after Borrower obtains knowledge thereof, the occurrence of material changes in the Borrower's accounting or financial reporting practices from those in effect on the Restatement Effective Date (other than such changes reported on a Compliance Certificate);

(e) the occurrence of any material Internal Control Event of which the chief executive officer, president, or Financial Officer of the Borrower has knowledge;

(f) promptly after Borrower obtains knowledge thereof, (i) any material admonition, censure or adverse citation or order by the FCC or any other governmental authority or regulatory agency that could reasonably be expected to result in a Material Adverse Effect; or (ii) any competing application, petition to deny or other opposition to any license renewal application filed by the Borrower or any of its Subsidiaries with the FCC that could reasonably be expected to result in a Material Adverse Effect;

(g) promptly after any officer of the Borrower becomes aware thereof, and in any event within five Business Days thereafter, information and a copy of any notice received by any Loan Party from the FCC or other Governmental Authority or any Person that concerns (i) any event or circumstance that could reasonably be expected to materially adversely affect any material Necessary Authorization and (ii) any notice of abandonment, expiration, revocation, material impairment, nonrenewal or suspension of any material Necessary Authorization, together with a written explanation of any such event or circumstance or the circumstances surrounding such abandonment, expiration, revocation, material impairment, nonrenewal or suspension; and

(h) promptly after an officer of the Borrower obtains knowledge thereof, any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business.  The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights and Licenses material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.04 or any Disposition permitted under Section 6.05.

SECTION 5.04. Payment of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance.  Except for Dispositions permitted under Section 6.05, the Borrower will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights.  The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities in accordance with GAAP.  The Borrower will, and will cause each of its Restricted Subsidiaries and Reach Media and its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and, in the presence of a Financial Officer or other member of the senior management of the Borrower, independent accountants, all at such reasonable times and as often as reasonably requested; provided, that so long as the Borrower, its Restricted Subsidiaries and Reach Media and its Subsidiaries have permitted and authorized their independent accountants to meet with the Administrative Agent or any Lender, any failure of such independent accountants to meet with the Administrative Agent or any Lender will not constitute a breach hereunder; and provided, further, that so long as no Default has occurred and is continuing, no Lender (other than an Agent) will be entitled to make such visits and inspections more than once per calendar year.

SECTION 5.07. Compliance with Laws.  The Borrower will, and will cause each of its Subsidiaries to, comply with all Laws applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds and Letters of Credit.  The proceeds of the Loans will be used in accordance with the conditions set forth in Section 3.17.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.  Letters of Credit will be issued only to support lawful corporate purposes.

SECTION 5.09. Collateral.

(a) To secure full and complete payment and performance of the Obligations, the Borrower shall, and shall cause each of the Restricted Subsidiaries to, grant and convey to and create in favor of, the Administrative Agent for the ratable benefit of the Lenders a continuing first priority (subject, except for Equity Interests, to any prior Liens permitted by Section 6.03) perfected Lien and security interest in, to and on all of the assets and properties of the Borrower and its Restricted Subsidiaries (except (i) the Excluded Assets and (ii) to the extent prohibited by Law) including but not limited to the following:  (1) all of the Borrower's and such Restricted Subsidiaries' present and future assets (other than (A) the Excluded Assets; and (B) Licenses in which applicable Law prohibits the creation of a Lien), including, without limitation, their equipment, inventory, accounts receivable, deposit accounts, securities accounts, instruments, general intangibles, intellectual property, owned and leased real property (subject to Section 5.09(d)), and Investments (except as otherwise provided in this clause (1) and clause (2) below) (in each case, unless otherwise agreed by the Administrative Agent); and (2) all of the Equity Interests in each Subsidiary (except the Excluded Ownership Interests) owned by the Borrower or any other Subsidiary, now owned or hereafter acquired by the Borrower or such other Subsidiary; provided, however, fixture filings will not be required to be filed; provided, further, no Loan Party shall be required to make any filings or registrations or take any other action to perfect a Lien in motor vehicles (collectively, the "Collateral").  The parties hereto acknowledge that the Borrower and certain of its Restricted Subsidiaries have granted Mortgages in favor of the Administrative Agent encumbering the owned and leased real property set forth on Schedule 5.09 hereto.

(b) With respect to any new Subsidiary created or acquired after the Restatement Effective Date (other than TV One, for so long as it is an Unrestricted Subsidiary), (i) the Borrower, and/or any Restricted Subsidiary owning the Equity Interests of such new Subsidiary, shall promptly execute and deliver to the Administrative Agent such supplements or amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Equity Interests of such new Subsidiary, (ii) such Subsidiary shall promptly (A) execute and deliver to the Administrative Agent a supplement to the Guarantee and Collateral Agreement and any other documents required therein, and (B) execute and deliver to the Administrative Agent an irrevocable power of attorney in the form executed by the other Restricted Subsidiaries appointing the Borrower as such Subsidiary's attorney-in-fact with respect to the execution of any and all amendments, consents, waivers and modifications to the Guarantee and Collateral Agreement and related agreements, (iii) the applicable Loan Party owning Equity Interests of the new Subsidiary and such new Subsidiary shall deliver any certificates representing the Equity Interests of such new Subsidiary and any Subsidiary of such new Subsidiary, respectively, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the applicable Loan Party, (iv) the applicable Loan Party shall promptly execute and deliver to the Administrative Agent, for the benefit of the Lenders, Mortgages for all real property owned in fee by such Loan Party and shall use commercially reasonable efforts to deliver Mortgages for all leasehold property of such Loan Party, (v) upon the reasonable request of the Administrative Agent, the applicable Loan Party owning Equity Interests of the new Subsidiary and such new Subsidiary shall take such other actions as shall be necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the assets (to the extent such assets would constitute Collateral as described in clause (a) above and subject to any Liens permitted by Section 6.03) of, and Equity Interests in, such new Subsidiary, and Equity Interests in such new Subsidiary (to the extent such Equity Interests do not constitute Excluded Ownership Interests), including, without limitation, the filing of such Uniform Commercial Code financing statements as may be requested by the Administrative Agent, provided, however, fixture filings will not be required to be filed with respect to the Collateral; provided, no Loan Party shall be required to make any filings or registrations or take any other action to perfect a Lien in motor vehicles, and (vi) if requested by the Administrative Agent, the Borrower shall cause to be delivered to the Administrative Agent legal opinions relating to the matters described in the preceding clauses (i), (ii), (iii), (iv) and (v), which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to (i) any newly acquired assets or transfers of assets to the Borrower or a Restricted Subsidiary (other than (A) the Excluded Assets; and (B) Licenses in which applicable Law prohibits the creation of a Lien), and (ii) any Subsidiary that has not previously executed the Guarantee and Collateral Agreement that has become a Restricted Subsidiary, promptly (x) after acquiring or receiving any such asset, or (y) after such Subsidiary becoming a Restricted Subsidiary, as applicable, such Subsidiary shall promptly execute and deliver or cause to be delivered to the Administrative Agent in a form reasonably acceptable to the Administrative Agent (I) a new Guarantee and Collateral Agreement and/or supplements to the Guarantee and Collateral Agreement (as applicable as determined by the Administrative Agent) which grant to the Administrative Agent a first priority perfected security interest in such assets (subject, except for Equity Interests, to any prior Liens permitted by Section 6.03) and (II) upon the reasonable request of the Administrative Agent, such additional agreements, Mortgages and other documents and take such other actions as the Administrative Agent reasonably deems necessary to establish a valid, enforceable and perfected first priority security interest in such Collateral (subject, except for Equity Interests, to any Liens permitted by Section 6.03); provided, however, fixture filings will not be required to be filed with respect to the Collateral; provided, further, no Loan Party shall be required to make any filings or registrations or take any other action to perfect a Lien in motor vehicles.

(d) Notwithstanding anything to the contrary contained herein, the Borrower shall only be required to use commercially reasonable efforts to obtain landlord waivers, to obtain consents to grant leasehold mortgages and to record leasehold mortgages.

(e) For the avoidance of doubt, no Lien is required pursuant to this Agreement to be created in respect of the Excluded Assets, and such Excluded Assets do not constitute part of the Collateral.

SECTION 5.10. Further Assurances.  Each Loan Party shall make, execute or endorse, and acknowledge and deliver or file, or cause the same to be done, all such notices, certifications, documents, instruments and agreements, and shall take or cause to be taken such other actions as the Administrative Agent may, from time to time, deem reasonably necessary or appropriate in connection with this Agreement or any of the other Loan Documents and the obligation of such Loan Party to carry out the terms and conditions of this Agreement and the other Loan Documents to which it is a party, including, without limitation, each Loan Party shall perform such acts and duly authorize, execute, acknowledge, deliver, file and record such additional assignments, security agreements, pledge agreements, financing statements, and other agreements, documents, instruments and certificates as the Administrative Agent may deem reasonably necessary or appropriate in order to create, perfect and maintain the Liens in favor of the Administrative Agent for the ratable benefit of the Lenders in and to the Collateral and preserve and protect the rights and remedies of the Lenders hereunder, under the other Loan Documents and in and to the Collateral.  Each Loan Party acknowledges that certain transactions contemplated by this Agreement and the other Loan Documents, and certain actions which may be taken by the Administrative Agent or the Lenders in the exercise of their rights and remedies under this Agreement or any other Loan Document, may require the consent of the FCC.  If the Administrative Agent reasonably determines that the consent of the FCC is required in connection with the execution, delivery or performance of any of the aforesaid documents or any documents delivered to the Administrative Agent or the Lenders in connection therewith or as a result of any action which may be taken or be proposed to be taken pursuant thereto, then each Loan Party, at its sole cost and expense, shall use its reasonable efforts to secure such consent and to cooperate with the Administrative Agent and the Lenders in any such action taken or proposed to be taken by the Administrative Agent or any Lender.

SECTION 5.11. Hedging Obligation.  The Borrower shall maintain in full force and effect the Swap Agreement to which it is a party on the Restatement Effective Date in the notional amount of $25,000,000.00.  The Borrower will not enter into any Swap Agreement which would effectively convert fixed rate Indebtedness to floating rate Indebtedness.

SECTION 5.12. Lender Update Calls.  Upon the request of the Administrative Agent, the senior management of the Borrower shall participate in a conference call with the Administrative Agent and the Lenders, which call shall include a question and answer session (i) promptly after the delivery of the quarterly financial statements, and in any event, within fifty (50) days after the end of the first three fiscal quarters of the Borrower, (ii) promptly after delivery of the annual financial statements and an annual budget plan, and in any event, within one hundred and five (105) days after the end of the fiscal year of the Borrower and (iii) at such other times as the Agent may reasonably request.  On the call, the Borrower shall present and discuss with the Administrative Agent and the Lenders, among other things, the most recent annual budget plan, quarterly financial results, three-month liquidity forecast and otherwise report on performance and development during such period and significant developments since the last such call.

SECTION 5.13. Payment Practices.  The Borrower shall and shall cause each of its Subsidiaries to conduct its business operations with respect to accounts and expenses payable in accordance with ordinary course business practices.

ARTICLE VI

Negative Covenants

Until the Revolving Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Financial Condition Covenants.

(a) Fixed Charge Coverage Ratio.  The Borrower will not permit the Fixed Charge Coverage Ratio as of the last day of each fiscal quarter during the applicable period set forth below to be less than the ratio set forth opposite such period:

Period	Ratio
From the Restatement Effective Date through and including December 30, 2010	1.05 to 1.00
From December 31, 2010 and thereafter	1.07 to 1.00

(b) Total Leverage Ratio.

(i) Except as otherwise provided in clauses (ii) and (iii) below, the Borrower will not permit the Total Leverage Ratio at any time during any period set forth below to be more than the ratio set forth opposite such period:

Period	Ratio
From the Restatement Effective Date through and including December 30, 2010	9.35 to 1.00
From December 31, 2010 through and including December 30, 2011	9.00 to 1.00
From December 31, 2011 and thereafter	9.25 to 1.00

(ii) After the TV One Capital Call Completion Date, if the Borrower has used all or a portion of the Tranche C Revolver Loans (but no Subordinated Debt) to satisfy the TV One Capital Call, the Borrower will not permit the Total Leverage Ratio at any time during any period set forth below to be more than the ratio set forth opposite such period:

Period	Ratio
From the TV One Capital Call Completion Date through and including December 30, 2011	9.15 to 1.00
From December 31, 2011 and thereafter	9.25 to 1.00

(iii) After the TV One Capital Call Completion Date, if the Borrower has used Subordinated Debt to satisfy all or a portion of the TV One Capital Call, the Borrower will not permit the Total Leverage Ratio at any time during any period set forth below to be more than the ratio set forth opposite such period:

Period	Ratio
From the TV One Capital Call Completion Date through and including December 30, 2010	9.35 to 1.00
From December 31, 2010 through and including December 30, 2011	9.15 to 1.00
From December 31, 2011 and thereafter	9.50 to 1.00

(c) Senior Leverage Ratio.

(i) (x) Prior to the TV One Capital Call Completion Date or (y) if the Borrower has used Subordinated Debt to satisfy the TV One Capital Call, after the TV One Capital Call Completion Date, the Borrower will not permit the Senior Leverage Ratio at any time for any period set forth below, to be more than the ratio set forth opposite such period:

Period	Ratio
Restatement Effective Date through and including December 30, 2010	5.25 to 1.00
December 31, 2010 through and including March 30, 2011	5.00 to 1.00
March 31, 2011 through and including September 29, 2011	4.75 to 1.00
September 30, 2011 through and including December 30, 2011	4.50 to 1.00
December 31, 2011 and thereafter	4.75 to 1.00

(ii) After the TV One Capital Call Completion Date, if the Borrower has used all or a portion of the Tranche C Revolver Loans to fund the TV One Capital Call, the Borrower will not permit the Senior Leverage Ratio at any time for any period set forth below, to be more than the ratio set forth opposite such period:

Period	Ratio
TV One Capital Call Completion Date through and including September 29, 2011	4.85 to 1.00
September 30, 2011 through and including December 30, 2011	4.65 to 1.00
December 31, 2011 and thereafter	4.75 to 1.00

(d) Average Weekly Availability.  The Borrower will not permit the Average Weekly Availability at any time during any period set forth below to be less than the amount set forth opposite such period:

Period	Average Weekly Availability
From the Restatement Effective Date through and including June 30, 2011	$10,000,000
From July 1, 2011 and thereafter	$15,000,000

SECTION 6.02. Limitation on Indebtedness.  The Borrower will not, and will cause each of its Subsidiaries not to, create, incur, assume or suffer to exist any Indebtedness of the Borrower or any Restricted Subsidiary of the Borrower, except (without duplication):

(a) Obligations;

(b) intercompany Indebtedness by and among the Borrower and any of its Restricted Subsidiaries;

(c) Swap Agreements entered into pursuant to Section 5.11 above and, so long as there exists no Default both before and immediately after giving effect to the incurrence of any such Indebtedness, in the case of the Borrower, other Swap Agreements entered into by the Borrower and its Restricted Subsidiaries (except the License Subsidiaries) with the Lenders or any of them for the purpose of hedging against interest rate fluctuations with respect to variable rate Indebtedness of the Borrower or any of the Restricted Subsidiaries (except the License Subsidiaries);

(d) (i) in the case of the Borrower, the Subordinated Note Indebtedness and (ii) in the case of the Restricted Subsidiaries, the 2001 Senior Subordinated Guaranties, the 2005 Senior Subordinated Guaranties and the Exchange Notes Guaranties;

(e) [intentionally omitted];

(f) Indebtedness not described in subsection (d) above that is existing on the Restatement Effective Date and described on Schedule 6.02, as in effect on the Restatement Effective Date and any refinancings, refundings, renewals or extensions thereof; provided that (i) the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and the other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties and the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(g) so long as there exists no Default both before and immediately after giving effect to the incurrence of any such Indebtedness, unsecured Indebtedness of the Borrower of up to $1,000,000 in the aggregate at any time outstanding (provided that such Indebtedness incurred (A) is pursuant to terms not materially more restrictive on the Borrower or any Restricted Subsidiary than the terms of this Agreement, (B) is pursuant to terms which do not conflict with any provision of this Agreement or any other Loan Document and (C) does not include any collateral or any guarantees except as specifically permitted by this Agreement);

(h) so long as there exists no Default both before and immediately after giving effect to the incurrence of any such Indebtedness, Subordinated Debt of the Borrower issued by the Borrower after the Restatement Effective Date, having terms and conditions satisfactory to the Administrative Agent and subject to documentation satisfactory to the Administrative Agent, including without limitation, (A) a maturity no earlier than the date which is six months after the Maturity Date, and (B) the terms of such Indebtedness (I) are not materially more restrictive on the Borrower or any Restricted Subsidiary than the terms of this Agreement, (II) do not conflict with any provision of this Agreement or any other Loan Document and (III) do not include any additional collateral or any additional guarantees (other than Guarantees of such Indebtedness by one or more Restricted Subsidiaries of the Borrower that constitute Subordinated Debt of such Restricted Subsidiaries so long as such Guarantees otherwise satisfies the requirements of this clause (h)) except as specifically permitted by this Agreement; and

(i) so long as there exists no Default both before and immediately after giving effect to the incurrence of any such Indebtedness, Indebtedness of the Borrower and the Restricted Subsidiaries (except the License Subsidiaries) of up to $2,000,000 in the aggregate at any time outstanding (provided that such Indebtedness incurred (A) is pursuant to terms not materially more restrictive on the Borrower or any Restricted Subsidiary than the terms of this Agreement, (B) is pursuant to terms which do not conflict with any provision of this Agreement or any other Loan Document and (C) does not include any collateral or any guarantees except as specifically permitted by this Agreement).

SECTION 6.03. Limitation on Liens.  The Borrower will not, and will cause each of its Subsidiaries not to, create, incur, assume or suffer to exist any Lien upon any of the property, assets or revenues of the Borrower and the Restricted Subsidiaries, whether now owned or hereafter acquired, except for:

(a) Liens with respect to the payment of Taxes, assessments or governmental charges or levies which are not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(b) Liens of landlords or mortgagees of landlords arising by statute or pursuant to the terms of real property leases and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other Liens imposed by Law created in the ordinary course of business of such Person for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(c) Liens incurred, or pledges and deposits made, in the ordinary course of business of such Person in connection with worker's compensation, unemployment insurance, pensions or other types of social security benefits;

(d) Liens arising with respect to zoning restrictions, licenses, covenants, building restrictions and other similar charges or encumbrances on the use of real property of such Person which do not materially interfere with the ordinary conduct of such Person's business;

(e) minor defects and irregularities in titles, survey exceptions, encumbrances, easements or reservations of others for rights-of-way, roads, pipelines, railroad crossings, services, utilities or other similar purposes which, in the aggregate, do not materially adversely affect the value of the property;

(f) Liens created pursuant to the Loan Documents, Liens arising by operation of law on securities accounts and deposit accounts not part of the perfected Collateral, and other Liens arising by operation of law on securities accounts and deposit accounts in favor of the securities intermediary or depository bank so long as such Liens are subordinated to the Liens created pursuant to the Loan Documents;

(g) any attachment, prejudgment or judgment Lien in existence less than sixty consecutive calendar days after the entry thereof, or with respect to which execution has been stayed, or with respect to which payment in full above any applicable customary deductible is covered by insurance or a bond or in an aggregate amount not to exceed at any time $5,000,000;

(h) Liens securing Purchase Money Indebtedness or Capital Lease Obligations permitted under Section 6.02(i); and

(i) so long as there exists no Default both before and immediately after giving effect to such Lien, Liens securing up to $1,000,000 of Indebtedness in the aggregate at any time outstanding permitted to be incurred under Section 6.02(i).

SECTION 6.04. Limitation on Fundamental Changes.  The Borrower will not, and will cause each of its Restricted Subsidiaries not to, enter into any merger, consolidation or amalgamation with any Person, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets to any Person, except:

(a) a Restricted Subsidiary (other than a License Subsidiary) may merge into or be acquired by the Borrower if the Borrower is the survivor thereof;

(b) a Restricted Subsidiary (other than a License Subsidiary) may merge into or be acquired by a Wholly Owned Restricted Subsidiary if the Wholly Owned Restricted Subsidiary is the survivor thereof;

(c) the Borrower or any Restricted Subsidiary (other than a License Subsidiary) may sell, lease, transfer or otherwise dispose of any or all of its assets in a transaction permitted under Section 6.05;

(d) in connection with Permitted Acquisitions where the Borrower or a Wholly Owned Restricted Subsidiary is the survivor thereof; and

(e) a License Subsidiary may merge into or be acquired by another License Subsidiary and may sell, lease or transfer to another License Subsidiary any or all of its assets in a transaction permitted under Section 6.05.

Notwithstanding anything to the contrary contained in the foregoing, (i) no License Subsidiary shall own or hold any assets other than Operating Agreements and FCC Licenses and other Authorizations issued by the FCC relating to Stations or engage in any business other than the ownership (or holding) and maintenance of Operating Agreements, FCC Licenses and other Authorizations issued by the FCC, (ii) all License Subsidiaries must be Restricted Subsidiaries; and (iii) no License Subsidiary may incur any Indebtedness (other than the 2001 Senior Subordinated Guaranties, 2005 Senior Subordinated Guaranties, the Exchange Note Guaranties and to the Lenders with respect to the 2001 Senior Subordinated Indebtedness, the 2005 Senior Subordinated Indebtedness,  the Exchange Note Indebtedness and the Obligations, respectively, and other than Guarantees incurred pursuant to Section 6.02(h)).

SECTION 6.05. Limitation on Sale of Assets.  The Borrower will not, and will cause each of its Restricted Subsidiaries not to, convey, sell, lease, assign, exchange, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests but excluding Equity Interests of the Borrower) (including by way of a Sale and Leaseback Transaction) other than in the ordinary course of business, or issue or sell Equity Interests of any of the Restricted Subsidiaries (other than to the Borrower or another Restricted Subsidiary), in each case, whether by a single transaction or a series of related transactions, to any Person (each of the foregoing, a "Disposition"), except:

(a) Dispositions of property or assets between the Borrower and Wholly Owned Restricted Subsidiaries or between Wholly Owned Restricted Subsidiaries, provided that in the case of the Borrower, such Disposition is less than substantially all of its assets;

(b) the sale of capital stock of Unrestricted Subsidiaries as required by and in accordance with the Reach Media Documents and/or the TV One LLC Agreement, as applicable;

(c) other Dispositions of property or assets (other than Equity Interests), provided that such Disposition is less than substantially all of the assets of the Borrower and provided further that all of the following conditions are satisfied: (i) the Borrower or such Restricted Subsidiary receives consideration, in cash, that is at the time of such Disposition at least equal to the Fair Market Value of the assets subject to such Disposition, as determined and approved by the Board of Directors of the Borrower in the case of such Dispositions with a Fair Market Value of $1,000,000 or more, (ii) the sum of the EBITDA derived from the assets related to such Disposition (measured for the most recently completed four fiscal quarters), plus the EBITDA derived from the assets related to all other Dispositions of assets consummated pursuant to this clause (c) (measured for the four fiscal quarters ended prior to such other Disposition), shall represent not more than 25% of Borrower's EBITDA (measured for the most recently completed four fiscal quarters) at the time such Disposition is consummated, (iii) any such Disposition shall be on a non-recourse basis, other than with respect to customary representations, warranties, covenants and indemnities, (iv) no Default shall have occurred and be continuing or would result therefrom (including without limitation, under Section 6.11), (v) the Administrative Agent shall have received three Business Days' prior written notice of any Disposition with a sales price equal to or in excess of $1,000,000 (or such lesser notice as is acceptable to the Administrative Agent) and (vi) the Borrower shall, to the extent required, pay the proceeds to the Administrative Agent in accordance with Section 2.11(d) when and if due;

(d) so long as no Default shall have occurred and be continuing or would result therefrom, Dispositions of assets which, in the good faith exercise of its business judgment, the Borrower determines are no longer useful in the conduct of it or its Subsidiaries' business;

(e) [intentionally omitted]; and

(f) so long as (i) no Default shall have occurred and be continuing or would result therefrom, (ii) all such Equity Interests in the Internet Operations Subsidiary that are owned by the Borrower or any Restricted Subsidiary are subject to a first lien security interest in accordance with the provisions of Section 5.09(a), and (iii) the Borrower is otherwise in compliance with the limitations set forth in Section 6.08 hereof, Dispositions of (A) Equity Interests of the Internet Operations Subsidiary, provided that in no event shall the Borrower own, directly or indirectly, less than 51% of (I) the total Equity Interests of the Internet Operations Subsidiary and (II) voting control of the Internet Operations Subsidiary, and (B) assets, business or other property owned by the Borrower or any Restricted Subsidiary and permitted to be invested pursuant to Section 6.08(g).

Upon request by and at the expense of the Borrower, the Administrative Agent shall immediately release any Liens arising under the Loan Documents with respect to any Collateral which is sold or otherwise disposed of in compliance with the terms of this Section 6.05.

SECTION 6.06. Limitation on Restricted Payments; Other Payment Limitations.  The Borrower will not, and will cause each of its Restricted Subsidiaries not to, make any Restricted Payments, except (a) dividends and distributions declared and paid by any Restricted Subsidiary to the Borrower or to other Restricted Subsidiaries and (b) dividends and distributions declared and paid by the Borrower to the Borrower's stockholders, so long as (i) the Total Leverage Ratio of the Borrower (calculated on a pro forma basis after giving effect to such dividends or distributions as demonstrated in a Compliance Certificate delivered to the Administrative Agent) is less than or equal to 5.00 to 1.00, and (ii) no Default shall have occurred and be continuing or would result therefrom.  Other than pursuant to Section 6.16, the Borrower will not, and will cause each of its Restricted Subsidiaries not to, redeem, repurchase, purchase, establish a sinking fund with respect to, make any payments into a sinking fund or otherwise buy the principal amount of any of the 2001 Senior Subordinated Notes, the 2005 Senior Subordinated Notes, the Exchange Notes or other Material Indebtedness that is subordinated and junior to any part of the Obligations, provided that, the Borrower shall be permitted to exchange the 2001 Senior Subordinated Notes and the 2005 Senior Subordinated Notes in connection with the Note Exchange and repurchase or redeem the 2001 Senior Subordinated Notes and the 2005 Senior Subordinated Notes using proceeds of Subordinated Debt which was escrowed in connection with the Note Exchange; provided, further, that the Borrower shall be permitted to repurchase and/or redeem up to $5,000,000 of the 2001 Senior Subordinated Notes with the proceeds from the issuance of common stock of the Borrower pursuant to Section 6.12(c)(iv).

SECTION 6.07. Limitation on Acquisitions. The Borrower will not, and will cause each of its Restricted Subsidiaries not to, purchase any Equity Interests, bonds, notes, debentures or other securities of, or any assets of, in each case to the extent such purchase would involve all or substantially all of a radio broadcasting station of, or a business unit of, any Person (other than the Borrower or a Person that is currently a Restricted Subsidiary) (collectively, "Acquisitions") without the prior written consent of the Required Lenders.  (The transactions described above or otherwise permitted by the Required Lenders being herein referred to collectively as "Permitted Acquisitions").

SECTION 6.08. Limitation on Investments.  The Borrower will not, and will cause each of its Restricted Subsidiaries not to, make any Investment in any Person, other than:

(a) Permitted Investments;

(b) [intentionally omitted];

(c) Investments in the form of Guarantees constituting Indebtedness as permitted by Section 6.02;

(d) Investments in Reach Media to satisfy the Reach Media Put, Investments in TV One to satisfy the TV One Puts, and the purchase of TV One Equity Interests to buy out the Financial Investor Members (as defined in the TV One LLC Agreement), the Class D Members (as defined in the TV One LLC Agreement) and the DIRECTV Member (as defined in the TV One LLC Agreement); provided, that, any such Investment shall be made solely in Equity Interests of the Borrower or from the proceeds of any Equity Interest issuance; provided, further, that, at the time any such Investment is incurred no Default shall have occurred and be continuing or would result therefrom;

(e) Permitted Acquisitions;

(f) Investments in existence on the Restatement Effective Date and more specifically described on Schedule 6.08; and

(g) Investments in an amount not to exceed $13,700,000 to satisfy the TV One Capital Call; provided, further, that, at the time any such Investment is incurred no Default shall have occurred and be continuing or would result therefrom.

SECTION 6.09. Limitation on Transactions with Affiliates.

(a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower or any Restricted Subsidiary (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with a non-Affiliated Person, or (ii) the amount paid to such Affiliate is not substantially in excess of the fair value of the services rendered by such Affiliate.

(b) The provisions of clause (a) above shall not prohibit:

(i) employment arrangements (including customary benefits thereunder) entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Borrower or such Restricted Subsidiary;

(ii) transactions solely between or among the Borrower and its Wholly Owned Restricted Subsidiaries or solely between or among Wholly Owned Restricted Subsidiaries;

(iii) transactions permitted under Section 6.06;

(iv) any agreement as in effect on the Restatement Effective Date and listed on Schedule 6.09 or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) and any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Restatement Effective Date;

(v) the existence of, or the performance by the Borrower or any of the Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Restatement Effective Date;

(vi) services provided to any Unrestricted Subsidiary of the Borrower for fees approved by a majority of the disinterested members of the Board of Directors of the Borrower; or

(vii) subject to the terms of this Agreement, including but not limited to Sections 6.02, 6.05 and 6.12, the issuance, sale or other disposition of any Equity Interest (other than Disqualified Stock) of the Borrower, including any equity-related agreements relating thereto such as registration rights and voting agreements so long as such agreements do not result in such Equity Interests being Disqualified Stock.

SECTION 6.10. Limitation on Restrictions on Restricted Subsidiary Distributions.  The Borrower will not, and will cause each of its Restricted Subsidiaries not to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Borrower to (a) pay dividends or make any other distributions in respect of any Equity Interests of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Restricted Subsidiary of the Borrower, (b) make loans or advances to the Borrower or any other Restricted Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Restricted Subsidiary of the Borrower, except any encumbrance or restriction existing under or by reason of:

(i) applicable Law;

(ii) customary nonassignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(iii) Purchase Money Indebtedness for property acquired in the ordinary course of business that only impose restrictions on the property so acquired;

(iv) this Agreement and the other Loan Documents;

(v) agreements relating to the financing of the acquisition of real or tangible personal property acquired after the Effective Date, provided that such encumbrance or restriction relates only to the property that is acquired and, in the case of any encumbrance or restriction that constitutes a Lien, such Lien constitutes a Purchase Money Lien; or

(vi) any restriction or encumbrance contained in contracts for sale of assets in respect of the assets being sold pursuant to such contract.

SECTION 6.11. Limitation on Lines of Business.  The Borrower will not, and will cause each of its Restricted Subsidiaries not to, enter into any business, either directly or through any Restricted Subsidiary other than the media business (including, by way of example and not of limitation, broadcast and satellite radio, broadcast, satellite and cable television, the Internet and content production and syndication) and activities directly related thereto (each, a "Permitted Line of Business").

SECTION 6.12. Limitation on Sale or Issuance of Equity Interests.  The Borrower will not, and will cause each of its Restricted Subsidiaries not to, issue, sell, assign, pledge or otherwise encumber or dispose of any shares of Equity Interests of the Borrower or the Restricted Subsidiaries, except (a) the Restricted Subsidiaries may issue or sell Equity Interests to the Borrower and to other Restricted Subsidiaries, (b) the Equity Interests of the Restricted Subsidiaries shall be pledged pursuant to the Guarantee and Collateral Agreement, (c) the Borrower may issue common stock (i) under effective registration statements filed with the SEC, (ii) pursuant to any employee stock option plan, stock purchase or similar arrangement approved by the Borrower's board of directors, (iii) in connection with Permitted Acquisitions or Investments permitted under Section 6.08 or (iv) in connection with the repurchase or redemption of 2001 Senior Subordinated Notes; provided, that, such issuance of common stock pursuant to this subsection (iv) shall not exceed $5,000,000 in the aggregate and (d) the Borrower may issue Permitted Preferred Stock.  Notwithstanding anything contained herein to the contrary, without the written consent of the Required Lenders, the Borrower shall not be permitted to issue any Equity Interests of the Borrower or the Restricted Subsidiaries in connection with any “going private” transaction with respect to the Borrower.

SECTION 6.13. Limitation on Material Agreements.  No Loan Party will enter into any amendment, modification or waiver without the prior written consent of the Required Lenders of any term or provision of the 2001 Senior Subordinated Debt Documents, the 2005 Senior Subordinated Debt Documents, the Exchange Notes Debt Documents or the Amended and Restated Certificate of Incorporation, in each case, that is adverse in any material respect to the rights of the Lenders under the Loan Documents, including without limitation, any increase in the interest rate or principal amount of any such Subordinated Note Indebtedness, any increase in the portion of interest which is required to be paid in cash, or the shortening of the maturity date of any such Subordinated Note Indebtedness.  No Restricted Subsidiary shall operate, manage or direct the day-to-day operations of any of its Stations unless it has entered into an Operating Agreement with a License Subsidiary and such Operating Agreement is in full force and effect.

SECTION 6.14. Certain Intercompany Matters.  The Borrower will not, and will cause each of its Subsidiaries not to, (a) fail to satisfy customary formalities with respect to organizational separateness, including, without limitation, (i) the maintenance of separate books and records and (ii) with respect to Unrestricted Subsidiaries, the maintenance of separate bank accounts in its own name; (b) fail to act solely in its own name and through its authorized officers and agents; (c) commingle any money or other assets of any Unrestricted Subsidiary with any money or other assets of the Borrower or any of the Restricted Subsidiaries; or (d) take any action, or conduct its affairs in a manner, which could reasonably be expected to result in the separate organizational existence of the Borrower, each Unrestricted Subsidiary and the Restricted Subsidiaries being ignored under any circumstance.

SECTION 6.15. Reach Media Holdco.  The Borrower will not permit Reach Media Holdco to commingle any money or other assets of the Borrower or any Restricted Subsidiary with Reach Media Holdco, to have any employees, to have any Indebtedness and to conduct any business or operations of any kind, except (a) to hold the shares of Reach Media and pledge those shares to the Administrative Agent on behalf of the Lenders to secure the Obligations in accordance with the terms of this Agreement and the other Loan Documents, and the Borrower shall cause Reach Media Holdco to operate only as a holding company, (b) as set forth in the Reach Media Documents, and (c) to have Indebtedness consisting of Guarantees to the 2001 Senior Subordinated Note Holders, 2005 Senior Subordinated Note Holders, the Exchange Note Holders and the Lenders with respect to the 2001 Senior Subordinated Indebtedness, 2005 Senior Subordinated Indebtedness, the Exchange Notes Subordinated Indebtedness and the Obligations, respectively, and Guarantees incurred pursuant to Section 6.02(h).

SECTION 6.16. Repurchase of 2001 Senior Subordinated Notes.

(a) Notwithstanding anything to the contrary herein, the Borrower shall be permitted to repurchase and/or redeem up to $5,100,000 of the 2001 Senior Subordinated Notes (in addition to the 2001 Senior Subordinated Notes repurchased or redeemed in connection with the Note Exchange); provided, that, as of the date a notice of redemption is mailed to any 2001 Senior Subordinated Note Holder (1) the unrestricted book cash balance of the Borrower and its Restricted Subsidiaries, plus (2) the Tranche A Revolving Commitment, plus (3) the Tranche B Revolving Commitment, minus (4) the outstanding and unpaid principal balance of the Tranche A Revolving Loans, minus (5) the outstanding and unpaid principal balance of the Tranche B Revolving Loans, minus (6) the LC Exposure, is greater than or equal to $15,000,000 on a pro forma basis as of the date of such payment; provided, further, that the Borrower shall repurchase and/or redeem such 2001 Senior Subordinated Notes no earlier than thirty (30) days and no later than thirty-five (35) days after such notice of redemption is mailed.

(b) Notwithstanding anything to the contrary herein, the Borrower shall be permitted to pay accrued and unpaid interest, defaulted interest and any interest payable on such defaulted interest with respect to the 2005 Senior Subordinated Notes and/or the 2001 Senior Subordinated Notes; provided, that, as of the date of the announcement of the “record date” for payment of defaulted interest with respect to the 2005 Senior Subordinated Notes, which “record date” shall be no earlier than twelve (12) days prior to such payment, the total of (1) the unrestricted book cash balance of the Borrower and its Restricted Subsidiaries, plus (2) the Tranche A Revolving Commitment, and minus (3) the unpaid principal balance of the Tranche A Revolving Loans is greater than or equal to $15,000,000.  For the avoidance of doubt, LC Exposure shall not be included in determining the liquidity amount under this clause (b).

SECTION 6.17. Account Control Agreements.  The Borrower and its Restricted Subsidiaries shall not open any deposit or securities account unless the depository bank enters into an account control agreement in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE VII

Events of Default

SECTION 7.01. Defaults.  If any of the following events ("Events of Default") shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary (i) in this Agreement or any other Loan Document shall prove to have been incorrect when made or deemed made or (ii)  which is contained in any document furnished by or on behalf of the Borrower or any Subsidiary pursuant to or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower's existence) or 5.08 or in Article VI (other than pursuant to Section 6.01(d));

(e) the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earliest to occur of (i) actual notice of such breach or Default by any executive officer of the Borrower and (ii) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and such failure continues beyond the applicable period of grace, if any, provided in the instrument or agreement under which such Material Indebtedness was created;

(g) any event or condition occurs, and continues beyond the applicable period of grace, if any, provided in the instrument or agreement under which any Material Indebtedness was created that results in any such Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any  Federal, state or foreign bankruptcy, insolvency, receivership or similar Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money (not paid or fully covered by indemnities of any Person that is not a Loan Party or by insurance) in an aggregate amount in excess of $10,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) the occurrence of any of the following: (i) Borrower or any Loan Party shall lose, fail to keep in force, suffer the termination, suspension or revocation of or terminate, forfeit or suffer an amendment to any FCC License or other material license at any time held by it, the loss, termination, suspension or revocation of which could reasonably be expected to have a Material Adverse Effect on the operations of the Borrower and its Restricted Subsidiaries and their ability to perform any of their obligations under this Agreement or the other Loan Documents; (ii) any proceeding shall be brought by any Person challenging the validity or enforceability of any Necessary Authorization of a Loan Party except when such proceeding could not reasonably be expected to have a Material Adverse Effect; (iii) any Loan Party shall fail to comply with the Communications Act or any rule or regulation promulgated by the FCC and such failure to comply results in a fine in excess of $10,000,000; (iv) the FCC shall materially and adversely modify any material Necessary Authorization or shall suspend, revoke or terminate any Necessary Authorization and such modification, suspension, revocation or termination is not subject to appeal or is being appealed by the Borrower or a Restricted Subsidiary so as to prevent the effectiveness of such modification, suspension, revocation or termination except when such modification, suspension, revocation or termination could not reasonably be expected to have a Material Adverse Effect; or (v) any contractual obligation which is materially necessary to the operation of the broadcasting operations of any Loan Party shall be revoked or terminated and not replaced by a substitute, without a Material Adverse Effect, within 90 days after such revocation or termination;

(o) any event or condition shall occur that results in either (i) any of the 2001 Senior Subordinated Indebtedness, (ii) any of the 2005 Senior Subordinated Indebtedness or (iii) any of the Exchange Notes Subordinated Indebtedness to become due prior to its scheduled maturity, or to require the prepayment, repurchase, redemption or defeasance thereof, or the Borrower shall fail to pay the principal of any such indebtedness at the stated final maturity thereof; or

(p) the Borrower shall fail to observe the covenant contained in Section 6.01(d) for two consecutive weeks;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:  (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become  due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Revolving Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) require that the Borrower cash collateralize the L/C Exposure (in an amount equal to 110% of the amount thereof), and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the obligation of the Borrower to cash collateralize the L/C Exposure as aforesaid shall automatically become effective, without further act of the Administrative Agent or any Lender; and (iv) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under any of the Loan Documents.

SECTION 7.02. Application of Funds.  After the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable and the L/C Exposure have automatically been required to be cash collateralized as set forth in the proviso to Section 2.05(j)), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations (other than Obligations under Swap Agreements) constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article II) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations (other than Obligations under Swap Agreements) constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit fees) payable to the Lenders and the Issuing Bank (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Bank and amounts payable under Article II), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations (other than Obligations under Swap Agreements) constituting accrued and unpaid Letter of Credit fees and interest on the Loans, L/C Exposure and other Obligations, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to the Administrative Agent for the account of each Lender and Affiliate of each Lender and Issuing Bank for payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Exposure and amounts owing under Swap Agreements in the amount of the Swap Termination Value of each such Swap Agreement held by them, ratably among the Lenders (and Affiliates of Lenders party to Swap Agreements) and the Issuing Bank in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Bank, to cash collateralize that portion of L/C Exposure comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to the Administrative Agent for the account of all Lenders to repay any and all other outstanding and unpaid Obligations; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE VIII

The Administrative Agent

SECTION 8.01. Appointment.  Each of the Lenders and the Issuing Bank hereby irrevocably appoints Wells Fargo Bank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.

SECTION 8.02. Administrative Agent as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03. Exculpatory Provision.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c) except as expressly set forth herein and in the other Loan Documents, shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02 and Article VII) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement or the other Loan Documents, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement or the other Loan Documents, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender.  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04. Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Delegation of Duties.  The Administrative Agent may perform any and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.06. Successor Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided in this clause, the Administrative Agent may give notice of its resignation to the Lenders, the Issuing Bank and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in Charlotte, North Carolina or New York, New York, or an Affiliate of any such bank with an office in Charlotte, North Carolina or New York, New York.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 8.07. Non-Reliance by Lenders.  Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Syndication Agent or the Co-Documentation Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Syndication Agent and the Co-Documentation Agents, or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08. Indemnification.  The Lenders agree to indemnify the Administrative Agent, the Syndication Agent and the Co-Documentation Agents in their capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent, the Syndication Agent and the Co-Documentation Agents in any way relating to or arising out of, the Revolving Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent, the Syndication Agent, or the Co-Documentation Agents under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s, the Syndication Agent's or any of the Co-Documentation Agent's gross negligence or willful misconduct, as applicable.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 8.09. Authorization to Release Guarantees and Liens.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each of the Lenders (without requirement of notice to or vote or consent of any Lender, except as expressly required by Section 9.02, or any Affiliate of any Lender that is a party to any Swap Agreement) to take any action requested by the Borrower having the effect of releasing any Collateral, any Mortgage or similar instrument, or guarantee obligations to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.02 and the Administrative Agent shall do so if so requested.

SECTION 8.10. No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the Book Managers, Arrangers, Co-Documentation Agents or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, to the Borrower, Administrative Agent and the Issuing Bank at their addresses (or facsimile number) set forth below their signatures hereto, and if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.  Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in said clause (b).

(b) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement, any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, provided that, notwithstanding the foregoing or anything in this Agreement to the contrary, nothing in this subsection (ii) shall require the consent of each Lender affected thereby to amend, modify, waive or consent to any provision in Section 2.11, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, provided that, notwithstanding the foregoing or anything in this Agreement to the contrary, nothing in this subsection (iii) shall require the consent of each Lender affected thereby to amend, modify, waive or consent to any provision in Section 2.11, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, or change Section 7.02, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release all or substantially all of the Collateral or releases any Restricted Subsidiary from its obligations under the Guarantee and Collateral Agreement, without the written consent of each Lender, provided that, notwithstanding the foregoing or anything in this Agreement to the contrary the Administrative Agent is authorized by each Lender to (A) release Collateral and assets (and any Liens thereon) permitted to be sold in accordance with Section 6.05 or other immaterial assets requested by the Borrower from time to time or (B) amend Schedules 3.12 and 3.14 to include any supplements provided by the Borrower as and when such supplements are so provided by the Borrower or (vii) notwithstanding any other provision in this Section 9.02 or otherwise in this Agreement, any waiver, consent or amendment to Article IV which waives, consents or amends any provision thereof to be more favorable to the Borrower or any other Loan Party shall require the written consent of the Required Revolving Lenders; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be; provided, further, that, notwithstanding any other provision in this Section 9.02 or otherwise in this Agreement, if the Required Lenders consent but Required Revolving Lenders do not consent to any waiver, consent or amendment to Article V, VI or VIII which waives, consents or amends any provision thereof to be more favorable to the Borrower or any other Loan Party, the Borrower may elect to effectuate such waiver, consent or amendment, however, the Revolving Commitments shall be suspended (but not terminated) beginning upon the effective date of such waiver, consent or amendment, and no additional Revolving Loans shall be made until such time as the Required Revolving Lenders agree to waive the suspension of the Revolving Commitments.  Swap Agreements, letter of credit applications with the Issuing Bank and Fee Letters shall not be deemed to be Loan Documents for purposes of this Section 9.02(b).

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (B) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) To the extent that the Borrower for any reason fails to indefeasibly pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing under clause (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Bank in connection with such capacity.

(d) To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in clause b above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the Transactions.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section, (ii) by way of participation in accordance with the provisions of clause (c) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (d) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), and Participants to the extent provided in clause (c) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in this clause (b)(i), any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it).  Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment or Revolving Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $2,500,000 or, in the case of a Term Loan, $1,000,000, without the consent of the Administrative Agent;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Revolving Commitments assigned, except that this clause (B) shall not prohibit any Term Lender from assigning all or a portion of its rights and obligations in respect of one Class of Term Loan on a non-pro rata basis;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with payment of a processing and recordation fee of $3,500 (which fee shall not be paid by the Borrower and shall not be due with respect to an assignment to an Eligible Assignee that is an Affiliate of the assigning Lender), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(ii) Subject to acceptance and recording thereof pursuant to clause (b)(iii) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03) with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section.

(iii) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register").  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iv) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section and any written consent to such assignment required by clause (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause.

(c) (i) Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent or the Issuing Bank, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries)(each a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to clause (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

SECTION 9.07. Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any of and all the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness.  The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, the Issuing Bank or their respective Affiliates may have.  Each Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the Law of the State of New York.

(b) Each of the Borrower and the other Loan Parties hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(c) Each of the Borrower and the other Loan Parties hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

SECTION 9.10. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents and advisors, including accountants, legal counsel and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party.  For the purposes of this Section, "Information" means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. USA PATRIOT ACT.  Each Lender that is subject to the requirements of The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act") hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

1 Subject to receipt and satisfactory review of amendments.

2 To updated based on Restatement Effective Date.